UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )

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PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Progenics Pharmaceuticals, Inc. to be held on Wednesday June 8, 2011 at 10:00 A.M. local time at The Landmark at Eastview, Rockland Room, 777 Old Saw Mill River Road, Tarrytown, New York.

At this Meeting, you will be asked to consider and vote upon (i) the election of Progenics’ directors, (ii) an advisory vote on the compensation of our named executive officers as disclosed in this year’s Proxy Statement, (iii) an advisory stockholder indication of preferred frequency of stockholder advisory votes on executive compensation, (iv) approval of an amendment to the Company’s Restated Certificate of Incorporation to increase the Company’s authorized common stock, (v) approval of an amendment to the 2005 Stock Incentive Plan to increase the number of shares available thereunder, and (vi) ratification of the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2011.

The Board of Directors encourages stockholder participation in Progenics’ affairs and invites you to attend the Meeting in person. It is important that your shares be represented. Whether or not you decide to attend the Meeting, we urge you to vote.  Even if you return a Proxy Card or vote via the Internet or by telephone, you may still attend the Meeting and vote in person.

Thank you for your participation.

Very truly yours,

PETER J. CROWLEY
Chairman of the Board of Directors

PROGENICS PHARMACEUTICALS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 8, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Progenics Pharmaceuticals, Inc. will be held at The Landmark at Eastview, Rockland Room, 777 Old Saw Mill River Road, Tarrytown, New York, on Wednesday, June 8, 2011 at 10:00 A.M. local time, for the purpose of considering and voting upon the following matters, each as more fully described in the attached Proxy Statement:

1.	Election of nine directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and have qualified.

2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this year’s Proxy Statement.

3.	Indication, on an advisory basis, of stockholder preference for the frequency of stockholder advisory votes on compensation of named executive officers.

4.	Approval of an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 40 million to 180 million.

5.	Approval of an amendment to the 2005 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder from 5,450,000 to 7,450,000.

6.	Ratification of the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2011.

Stockholders of record at the close of business on April 12, 2011 are entitled to receive notice of and vote at the Meeting. A list of stockholders entitled to vote at the Meeting is open to examination by any stockholder at our principal offices, 777 Old Saw Mill River Road, Tarrytown, New York 10591.

Whether or not you plan to attend the Meeting, please vote your shares promptly via the Internet or the toll-free telephone number as described in the enclosed materials. If you received a Proxy Card by mail, please sign, date and return it in the envelope provided. If you attend the Meeting and vote in person, your vote by Proxy will not be used. You may revoke your Proxy at any time prior to its exercise, regardless of the manner used to transmit your voting instructions.

Prompt communication of your voting instructions by any of these methods will help us in preparing for the Meeting, and your cooperation and participation is greatly appreciated.

By order of the Board of Directors,

Robert A. McKinney
Chief Financial Officer
Senior Vice President,
Finance & Operations and Treasurer

Tarrytown, New York
April 26, 2011

PROGENICS PHARMACEUTICALS, INC.
777 Old Saw Mill River Road
Tarrytown, New York 10591

April 26, 2011

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement is furnished to holders of Progenics Pharmaceuticals, Inc. common stock, par value $.0013 per share, in connection with the solicitation of proxies, in the accompanying form, by our Board of Directors for use at the Annual Meeting of Stockholders to be held at The Landmark at Eastview, Rockland Room, 777 Old Saw Mill River Road, Tarrytown, New York on Wednesday, June 8, 2011, at 10:00 A.M. local time, and at any and all adjournments thereof. Stockholders may revoke the authority granted by their proxies at any time prior to their use by filing with our Corporate Secretary a written revocation, submitting a new, proper Proxy via the Internet or telephone after the date of the Proxy, or attending the Meeting and voting in person. Solicitation of proxies will be made chiefly through dissemination of proxy materials via the Internet and the mails, and additional solicitation may be made in person or by telephone or other electronic communication by our officers or employees. We may also enlist the aid of brokerage houses or our transfer agent in soliciting proxies. We will bear all solicitation expenses, including costs of preparing, assembling and mailing the proxy materials.

Our proxy materials are primarily available to stockholders on the Internet, as permitted by rules of the U.S. Securities and Exchange Commission. On or about April 26, 2011, we are mailing to stockholders a Notice of Internet Availability of Proxy Materials that contains instructions on how to access the proxy materials online and how to request a printed or email copy. If you would like to receive a printed or email copy of these materials, please follow those instructions. We are first making available the Notice, Proxy Statement, Proxy Card and a copy of our 2010 Annual Report to Stockholders, which includes our Annual Report on Form 10-K to the SEC, on or about April 26, 2011 at www.proxyvote.com. To view these documents, enter the 12-digit control number which appears on your Notice. Proxy materials and other SEC filings are also available on the Internet at our website, www.progenics.com, and on the SEC’s EDGAR system, at www.sec.gov. Stockholders may also obtain without charge a copy of our Form 10-K by directing a written request to Investor Relations, Progenics Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591.

Shares of common stock represented by unrevoked proxies will be voted in accordance with the choice or instructions specified on the Proxy. It is the intention of the persons named in the Proxy, unless otherwise specifically instructed in the Proxy, to vote all proxies received by them (i) FOR election of the nine director nominees named herein, (ii) FOR the proposal to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, (iii) FOR an advisory indication of “every year” for the frequency of stockholder advisory votes on compensation of named executive officers, (iv) FOR approval of the amendment of the Company’s Restated Certificate of Incorporation, (v) FOR approval of the amendment of the 2005 Stock Incentive Plan, and (vi) FOR ratification of the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2011.

VOTING

Only stockholders of record at the close of business on April 12, 2011 are entitled to vote at the Annual Meeting or any adjournment thereof. At that date, we had outstanding 33,404,547 shares of common stock, our only class of voting securities outstanding. Each stockholder is entitled to one vote for each share of common stock registered in the holder’s name on the record date. A majority of all shares of common stock outstanding constitutes a quorum and is required to be present in person or by proxy to conduct business at the Meeting.

PROPOSAL 1:  ELECTION OF DIRECTORS

At the Meeting, nine directors, constituting the entire Board of Directors, are to be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and have qualified. Proxies given pursuant to this solicitation will be voted in favor of the nine nominees listed below unless authority is withheld. Should a nominee become unavailable to serve for any reason, the proxies will be voted for an alternative nominee to be determined by the persons named in the Proxy Card. The Board has no reason to believe that any nominee will be unavailable. Proxies cannot be voted for a greater number of persons than the number of nominees named. The election of directors requires a plurality vote of those shares voted at the Meeting with respect to the election of directors.

Director Nominees

Set forth below are our nominees for directors of the Company, all of whom are currently directors, together with information concerning (i) their principal occupations or employment, including other public-company directorships, during the past five years, and (ii) the particular experience, qualifications, attributes and/or skills of each nominee that led the Board and its Nominating and Corporate Governance Committee to determine that he or she should serve as a director.

	Age	Year First Elected Director	Position with the Company
Peter J. Crowley, M.B.A.(1)(3)	52	2009	Chairman and Director
Paul J. Maddon, M.D., Ph.D.(4)	51	1986	Vice Chairman, Chief Science Officer and Director
Charles A. Baker, J.D.(1)(2)(3)	78	1994	Director
Mark R. Baker, J.D.(4)	56	2009	Chief Executive Officer and Director
Kurt W. Briner	66	1998	Director
Mark F. Dalton, J.D.(2)(3)	60	1990	Director
Stephen P. Goff, Ph.D.(2)(4)	59	1993	Director
David A. Scheinberg, M.D., Ph.D.(4)	55	1996	Director
Nicole S. Williams, M.B.A.(1)	66	2007	Director
____________

Member of:
(1)           Audit Committee.
(2)           Nominating and Corporate Governance Committee.
(3)           Compensation Committee.
(4)           Science and Technology Committee.

Mr. Crowley is Senior Managing Director and Operating Partner of MTS Health Partners, L.P., a New York based healthcare merchant bank, and an operating partner at JH Partners, a private equity firm where he has been active since 2008. He was elected to our Board in January 2009 and became Chairman in June 2010. Mr. Crowley retired in 2008 as Managing Director of the Healthcare Investment Banking group at Oppenheimer & Company (formerly CIBC World Markets), which he headed since 1995, with responsibility for public and private financing and advisory services for biotechnology, pharmaceutical, medical device and healthcare services companies. Mr. Crowley serves on the board of directors of the New York Eye and Ear Infirmary, the Foundation Fighting Blindness and Rye Country Day School. He is also a board member at Jurlique plc, a skin care company, and Napastyle, a specialty food and furnishings company. Mr. Crowley holds an M.B.A. in finance from Columbia University Graduate School of Business and a B.A. in economics from Harvard University.

Mr. Crowley brings to the Board deep perspective into U.S. and international capital markets and strategic business trends. As a senior investment banker specializing in the healthcare industry, Mr. Crowley developed financial and analytic capabilities which are key inputs in the development of the Company’s strategic direction, the setting of goals for its financial and operational plans, and the oversight of its financial reporting and audit functions. He has extensive knowledge of, and contacts within major participants in, the global biotechnology and pharmaceutical industries, as well as a wealth of experience evaluating the performance of businesses and products in the Company’s industry and designing appropriate strategic and financial alternatives for them.

Dr. Maddon, Progenics’ Founder, has served in various capacities since the Company’s inception, including Chairman of the Board, Chief Executive Officer, President, and since March 2011 Vice Chairman and Chief Science Officer. From 1981 to 1988, Dr. Maddon performed research at the Howard Hughes Medical Institute at Columbia University in the laboratory of Dr. Richard Axel. Dr. Maddon serves on several scientific review committees of the National Institutes of Health and on the Executive Committee of the Rockefeller University Council. He received a B.A. in biochemistry and mathematics, an M.D. and a Ph.D. in biochemistry and molecular biophysics from Columbia University. Dr. Maddon serves as a trustee of Columbia.

Dr. Maddon has had two decades of experience at Progenics both leading research teams and starting and nurturing a business enterprise from inception to publicly-traded company. Through his participation on scientific review committees both within and outside the Company, Dr. Maddon brings important insight on how various areas of research and development, and the Company as a whole, compare against competing alternatives.

Mr. Charles Baker is a business advisor to biotechnology companies. He is the former Chairman, President and Chief Executive Officer of The Liposome Company, Inc., a position he held from 1989 until the sale of the company in 2000. Mr. Baker has over 45 years of pharmaceutical industry experience and has held senior management positions at Pfizer, Abbott Laboratories and Squibb Corporation. He is a director of Regeneron Pharmaceuticals, Inc., a biotechnology company. Mr. Baker received a B.A. from Swarthmore College and a J.D. from the Columbia University School of Law.

Mr. Baker’s decade of service at Liposome has given him special insight into the needs and value drivers of enterprises similar to Progenics in scale and scope. He has extensive experience in product commercialization both in the biotechnology setting and, earlier in his career, at Pfizer, Abbott Laboratories and Squibb Corporation, as well as interacting with fellow board members and understanding the expectations of shareholders. His service as a board member of Regeneron, a company with a business model similar to ours, also contributes to his extensive knowledge and understanding of the biotechnology industry.

Messrs. Charles Baker and Mark Baker are not related.

Mr. Mark Baker joined the Company in 2005 as Senior Vice President & General Counsel and Secretary. In 2008, he was appointed Executive Vice President – Corporate, in 2009 became President, and was appointed Chief Executive Officer in March 2011. From 2003 to 2005, Mr. Baker was Chief Business Officer, Secretary and a director of New York Trans Harbor LLC, a privately-held ferry operation in New York City. From 1997 to 2001, he was Executive Vice President, Chief Legal Officer and Secretary of Continental Grain Company, a privately-held international agri-business and financial concern. Prior thereto, he was a partner and Co-Chairman of the Capital Markets Group of the New York law firm, Dewey Ballantine. Mr. Baker has an A.B. degree from Columbia College and a J.D. from the Columbia University School of Law.

Mr. Baker’s qualifications for serving as a director of the Company include his 30 years of business and legal experience, a significant portion of which has been in the life sciences industry. He has experience in analyzing, structuring, negotiating and operating under numerous types of business arrangements, including financings, licensing transactions, joint ventures, mergers and acquisitions, and manufacturing and supply contracts. Mr. Baker has been involved in the senior management of the organizations with which he worked before joining the Company, and has extensive experience managing public and private companies, including specific experience with respect to the financial, accounting, audit, human resources, intellectual property, legal, environmental, insurance, scientific and operational aspects of businesses in diverse industries. He has also served as a legal and business advisor to numerous boards of directors of public and private entities.

Mr. Briner is the former President and Chief Executive Officer of Sanofi Pharma S.A, a position he held from 1988 until his retirement in 2000. He has over 35 years of experience in the pharmaceutical industry, and is a director of Galenica S.A., a European-based pharmaceutical company. He was a director of Novo Nordisk Danmark prior to 2010. Mr. Briner attended Humanistisches Gymnasium in Basel and École de Commerce in Basel and Lausanne.

Mr. Briner’s extensive experience in the pharmaceutical industry is a principal qualification for his nomination as a director. Through his service in senior management of large pharmaceutical enterprises and oversight of commercialization programs for pharmaceutical products, Mr. Briner has acquired broad perspective on historical and current trends and developments in the pharmaceutical industry and an appreciation of business organizations and practices in diverse international cultures. From his service as a board member of Novo Nordisk Danmark and Galenica, Mr. Briner also maintains personal and business relationships with key individuals throughout the global pharmaceutical industry.

Mr. Dalton has been the Chief Executive Officer and Co-Chairman of Tudor Investment Corporation, an investment advisory company, and of its affiliates since January 1, 2010. He was President of Tudor from 1988 to 2004, and President and Vice Chairman from 2005 to 2009. From 1979 to 1988, he served in various senior management positions, including Chief Financial Officer, at Kidder, Peabody & Co. Incorporated. Mr. Dalton received a B.A. from Denison University and a J.D. from Vanderbilt University Law School.

Mr. Dalton’s experience as a senior officer of Tudor for more than 20 years gives our Board an investor’s perspective on the Company’s finances, operations and performance. His prior experience as a lawyer at Sullivan & Cromwell and as an officer at Kidder, Peabody also provides useful legal and financial perspective. Mr. Dalton has had extensive board-level relationships with companies in a number of industries with diverse financial and strategic needs. He brings to the Company a detailed understanding of global financial markets and a network of contacts in the financial and investing communities.

Dr. Goff, the Higgins Professor in the Departments of Biochemistry and Microbiology at Columbia University, has been a scientific advisor to us since 1988. He received an A.B. in biophysics from Amherst College and a Ph.D. in biochemistry from Stanford University. Dr. Goff performed post-doctoral research at the Massachusetts Institute of Technology in the laboratory of Dr. David Baltimore.

Dr. Goff’s long academic career concentrating in infectious disease research is especially valuable to the Company’s strategic efforts in virology. His reputation and extensive relationships in the medical research community have resulted in his being involved in evaluating cutting-edge research proposals in diverse areas of inquiry, and he brings that experience and knowledge to advising the Company on its research and development initiatives.

Dr. Scheinberg has been a scientific advisor to us since 1994. Dr. Scheinberg has been associated with the Sloan-Kettering Institute for Cancer Research since 1986, where he is the Vincent Astor Chair and Member, Leukemia Service; Chairman, Molecular Pharmacology and Chemistry Program; Chairman, Experimental Therapeutics Center; and Head, Laboratory of Hematopoietic Cancer Immunochemistry. He also holds the positions of Professor of Medicine and of Pharmacology, Weill-Cornell Medical College. He received a B.A. from Cornell University and an M.D. and a Ph.D. in pharmacology and experimental therapeutics from The Johns Hopkins University School of Medicine.

The Company benefits from Dr. Scheinberg’s expertise as a leading academic oncologist at Sloan-Kettering and Cornell.  He evaluates potential research directions and the design and monitoring of resulting programs. His broad knowledge of and contacts in the highest levels of medical research are important to the Company’s efforts to advance its research and development initiatives.

Ms. Williams was elected to our Board in 2007 after retiring in 2006 as Chief Financial Officer of Abraxis Bioscience Inc., a biopharmaceutical company, and President of its Abraxis Pharmaceutical Products division, positions she assumed upon the 2006 merger of American Pharmaceutical Partners, Inc. and American Bioscience Inc. From 2002 to 2006, Ms. Williams was the Executive Vice President and Chief Financial Officer of American Pharmaceutical Partners, as well as President from 2005. Previously, she was Executive Vice President and Chief Financial Officer of R.P. Scherer, Inc., a global drug delivery company. Ms. Williams is President of the Nicklin Capital Group, Inc., a firm she founded in 1999 to invest in and provide consulting to early-stage technology companies in the Midwest. She is a director and Audit Committee chair at Orchid Cellmark, Inc., a leading DNA identity testing service company, and Intercept Pharmaceuticals, Inc., a privately-held biotechnology company. Ms. Williams received her Demi-License en Science Politique from the University of Geneva, Switzerland, her License en Science Politique from the Graduate Institute of International Affairs, University of Geneva, Switzerland and her M.B.A. from the Graduate School of Business, University of Chicago. In 2007, she earned a Certificate of Director Education from the National Association of Corporate Directors.

Ms. Williams’ experience gives her special insight into the financial and operational issues that a company in the pharmaceutical industry faces. She brings expertise to the Company in the areas of financial analysis and reporting, internal auditing and controls, and risk management oversight. Her board and audit committee roles at other public companies give her a broad perspective in the areas of financial reporting, and audit and Enterprise Risk Management. Her international training and experience with global corporations helps to guide the Company as its operations and activities have become more global.

Other Information

In 2005, the SEC issued an order against Mr. Crowley arising out of allegations that his former employer violated Section 15B(c)(1) of the U.S. Securities Exchange Act of 1934 and Rule G-37(b) of the Municipal Securities Rulemaking Board, which prohibit a broker, dealer or municipal securities dealer from engaging in municipal securities business with an issuer within two years after any contribution to an official of such issuer. The alleged violations occurred as a result of a 2002 political donation made by Mr. Crowley to the re-election campaign of an official of an issuer with which the employer subsequently engaged in municipal securities business. Mr. Crowley was ordered to cease and desist from causing any violations and any future violations of the above provisions and pay a $25,000 civil money penalty. Mr. Crowley consented to the entry of the order without admitting or denying its findings, except as to the SEC’s jurisdiction over him and the subject matter of the proceedings.

VOTING

Those nominees receiving a plurality of the votes cast will be elected directors. Abstentions and broker non-votes will not affect the outcome of the election.

Our Board deems the election of the nine nominees listed above as directors to be in the Company’s and stockholders’ best interests and recommends a vote FOR their election.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the financial regulatory reform legislation enacted by the U.S. federal government last year, our stockholders are entitled to vote, on an advisory, nonbinding basis, on the compensation of our most senior management as of year-end 2010.  The Dodd-Frank Wall Street Reform and Consumer Protection Act, codified as Section 14A of the Securities Exchange Act of 1934, gives stockholders the right to indicate their view, in what has become known as a “say-on-pay” vote, on the compensation of our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (Named Executive Officers or NEOs).

As described in detail in this Proxy Statement under “Executive Compensation -- Compensation Discussion and Analysis,” senior executive compensation at Progenics is designed to retain and incentivize high quality executives whose efforts are key to the Company’s long-term success. Our NEOs are rewarded on the basis of individual and corporate performance measured against established corporate and strategic goals. The CD&A provides details about our executive compensation philosophy, objectives and processes as well as information about 2010 compensation of the NEOs.

The Compensation Committee of our Board establishes and reviews NEO compensation to ensure it achieves the desired goal of aligning executive compensation with our stockholders’ interests and current market practices.

We are asking stockholders to give advisory approval of the compensation of our Named Executive Officers. This vote is intended to address overall NEO compensation and the philosophy, policies and practices described in this Proxy Statement, rather than any specific item of compensation. We are recommending that stockholders cast a non-binding advisory vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders, particularly in the Compensation Discussion and Analysis and compensation tables, is hereby approved.”

The say-on-pay vote is advisory, and therefore not binding on Progenics, the Compensation Committee or our Board. Nevertheless, the Committee and the Board value the opinions of stockholders, whether expressed through this vote or otherwise, and, accordingly, intend to consider the results of this vote in making future determinations regarding executive compensation arrangements.

VOTING

A majority of the votes cast at the Meeting in person or by proxy is necessary for approval of this advisory resolution.  Since neither abstentions nor broker non-votes are considered to be “votes cast,” they will not affect the outcome of the vote.

Our Board deems approval of this advisory resolution to be in the Company’s and stockholders’ best interests and recommends a vote FOR Proposal 2.

PROPOSAL 3:  ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the advisory vote of Proposal 2, the Dodd-Frank Act also enables our stockholders to indicate their preference regarding how frequently we should seek non-binding advisory votes on the compensation of our NEOs. By voting on this Proposal, stockholders may indicate whether they would prefer an advisory vote on NEO compensation once every one, two or three years. Stockholders may also abstain from casting a vote.

After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore recommends that you vote for a one-year interval for stockholder advisory votes on executive compensation. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in our proxy statements every year. The Board’s determination was influenced by the fact that NEO compensation is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the Board believes that stockholder sentiment should be a factor that is taken into consideration by the Board and the Compensation Committee in making decisions with respect to executive compensation.

We have in the past been, and will in the future continue to be, engaged with our stockholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on our executive compensation program.

The following resolution will be submitted for a stockholder vote at the annual meeting:

“RESOLVED, that an advisory stockholder vote to approve the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders in the relevant year, particularly in the Compensation Discussion and Analysis and compensation tables, be solicited from its stockholders every (i) year, (ii) two years or (iii) three years, consistent with the frequency preferred by the highest number of votes cast by stockholders at the Company’s 2011 Annual Meeting.”

While the Board believes that its recommendation is appropriate at this time, stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether the non-binding stockholder advisory votes on the approval of NEO compensation practices should be held every year, two years or three years. As required by our bylaws, the option among those choices receiving the majority of votes cast in person or by proxy at the Annual Meeting will be deemed to be the frequency preferred by stockholders. The Board and the Compensation Committee value the opinions of stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority of the votes cast support such frequency, the Board will consider our stockholders’ concerns and evaluate appropriate next steps. Because this vote is advisory and not binding on the Board or the Company in any way, however, the Board may decide that it is in the best interests of Progenics and its stockholders to hold stockholder advisory votes on executive compensation more or less frequently than the option approved by majority vote.

VOTING

A majority of the votes cast at the Meeting in person or by proxy is necessary for approval of this advisory resolution.  Since neither abstentions nor broker non-votes are considered to be “votes cast,” they will not affect the outcome of the vote.

Our Board deems approval of this advisory resolution to be in the Company’s and stockholders’ best interests and recommends that stockholders vote for “every year” as the frequency for an advisory vote on NEO compensation.

PROPOSAL 4:  AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON SHARES

The Board has unanimously adopted a resolution for approval by stockholders proposing an amendment of our Restated Certificate of Incorporation to increase number of authorized shares of common stock from 40 million to 180 million, which, because it also has authorized 20 million shares of preferred stock (none of which has been issued), will result in the total number of shares of all classes of stock which Progenics has authority to issue increasing from 60 million to 200 million. The form of the Amended and Restated Certificate of Incorporation to effectuate this proposed amendment is attached as Appendix A.

The Delaware General Corporation Law, under which Progenics is organized, permits a corporation to issue shares of common stock only to the extent it has shares authorized for issuance under its certificate of incorporation. As of March 31, 2011, of our 40 million authorized common shares 33,598,987 were issued and 33,398,987 outstanding (200,000 were held in treasury) and 5,283,858 were reserved for issuance upon exercise of stock options or vesting of restricted shares granted under Company incentive plans. As a result, 1,317,155 shares of common stock are currently available for issuance. The proposed amendment would not change authorized preferred stock (none of which has been issued), nor would it change the relative rights of the holders of common and preferred stock.

Reason for the Amendment

Our Board believes that the number of shares of common stock remaining available for issuance is insufficient to provide us the needed flexibility to conduct and grow our business and plan for future events. The Board believes it is necessary that it have the flexibility to issue additional shares of common stock in connection with possible acquisitions, financings, employee incentive plans and other corporate purposes should it deem any of those actions to be in the best interests of the Company and its stockholders. Progenics’ continued growth and success, and its competitive position, depend in part upon its ability to secure financing for drug development programs, to license assets such as intellectual property rights to potential drug candidates, to acquire other companies or parts of companies, and to attract and retain employees. To this end, the Board believes it is important for Progenics to have the ability to take advantage of opportunities that might present themselves and which may require it to issue common stock as consideration for licensing opportunities and acquisition targets, and as incentive compensation for employees of the Company. The availability of additional shares of common stock will afford the Company greater flexibility in acting upon opportunities and transactions, if any, which may arise. If Progenics does not have sufficient authorized shares for such purposes, it may lose important opportunities, including to its competitors, which in turn could adversely affect its financial performance and growth. Without an increase in its authorized common shares, the Company will also be constrained in its ability to use equity as a component of compensation to attract and retain key personnel. The Board believes that the proposed increase in authorized common stock will make sufficient shares available for opportunities such as those described above should they present themselves.

Other than as permitted or required under the Company’s employee incentive and benefit plans and under outstanding options and restricted stock, the Board has no agreements or commitments to issue additional shares of common stock for any purpose. Once approved, however, shares of common stock may be issued from time to time by Board action on such terms and for such purposes as it may consider appropriate with no additional action or authorization by stockholders except as required by applicable law or the rules of the Nasdaq Stock Market or any other stock exchange or trading system on which the common stock is then listed or quoted. Under current Nasdaq rules, stockholder approval is required for certain acquisition and financing transactions that result in a 20% or greater increase in the number of shares outstanding.

The Company may seek stockholder approval of additional increases in authorized shares from time to time in the future as considered appropriate and approved by the Board. Under the Company’s Restated Certificate of Incorporation, stockholders do not have preemptive rights with respect to common stock, meaning that existing stockholders do not have any preferential rights to purchase shares that the Board may elect to issue. Issuances of additional shares of common stock could have a dilutive effect on earnings per share, voting power and relative shareholdings of current stockholders. The Board is not aware of any attempt to take control of the Company, and has not presented this proposal with the intent that it be utilized as an anti-takeover device.

If the proposed amendment is adopted, it will become effective upon filing of the Amended and Restated Certificate of Incorporation in the form of Annex A as required by Delaware law, which we anticipate doing as soon as practicable following the Meeting. Even if stockholders approve the proposed amendment, however, the Board retains discretion under Delaware law not to implement the proposed amendment, and if it exercises such discretion, the number of authorized shares would remain at current levels.

VOTING

The affirmative vote of a majority of the outstanding shares of the Company’s common stock is required to approve the amendment of the Company’s Restated Certificate of Incorporation to increase its authorized common shares as described above. Abstentions and broker non-votes will be counted as a vote against the proposal.

Our Board deems the adoption of the amendment of the Company’s Restated Certificate of Incorporation to be in the Company’s and stockholders’ best interest and recommends a vote FOR Proposal 4.

PROPOSAL 5:  AMENDMENT OF 2005 STOCK INCENTIVE PLAN

The Board has amended, subject to stockholder approval, our 2005 Stock Incentive Plan to increase the maximum number of shares of common stock available for issuance thereunder from 5,450,000 to 7,450,000 shares.

 Reason for the Amendment

 Our Board believes it is in our best interest to encourage stock ownership by employees and others who provide valuable services to the Company. Accordingly, the Board adopted the Stock Incentive Plan to provide for the award of equity-based and other incentive compensation to our employees, officers, directors, consultants, advisors and other individual service providers. The Plan provides for the award of stock options, stock appreciation rights, restricted stock, stock units, stock awards and performance awards. It allows us to make awards that qualify as “performance-based compensation” under section 162(m) of the U.S. Internal Revenue Code.

As of December 31, 2010, a total of 717,367 shares remained available for issuance under the Plan. Based on guidelines of Institutional Shareholder Services, an independent non-governmental body which is an advocate for good corporate compensation and other practices, we count different types of awards against the total number of shares available for issuance under the Plan in a manner, as discussed below, that results in the effective number of shares available for issuance being 242,275 as of December 31, 2010. Our Board has determined that additional shares of common stock should be made available for awards under the Plan to eligible persons who are responsible for the success of our business.

The Board believes that the Stock Incentive Plan is important to attract and retain employees in a competitive labor market, which is essential to our long-term growth and success. In order to continue to ensure that a sufficient reserve of common stock is available for awards under the Plan, so that we can recruit, hire and retain employees, our Board believes that additional shares of common stock should be made available under the Plan.

If stockholders do not approve this amendment, we will reevaluate how we provide incentives to existing and future employees and other service providers, but will continue to utilize the Plan pursuant to its existing terms.

Summary of the Plan

Purpose. The purpose of the 2005 Stock Incentive Plan is to further align the interests of our employees and other eligible service providers with those of our stockholders by providing incentive compensation opportunities tied to the performance of our common stock and by promoting increased ownership of common stock by those individuals. The Plan is also intended to advance our interests and those of our stockholders by helping to attract, retain and motivate personnel upon whose judgment, initiative and effort the successful conduct of our business is largely dependent. This summary of the material terms of the Plan is qualified by reference to the proposed full text of the Plan, as it is proposed to be amended, attached as Appendix B.  The Plan will become effective upon approval of stockholders.

Eligible Employees. Awards under the Plan may be granted to any of our current or prospective employees, officers, directors, consultants, advisors or other individual service providers. As of March 31, 2011, we had 153 employees and approximately eight other eligible awardees.

Available Shares. The Plan currently provides that up to 5,450,000 shares may be issued pursuant to awards granted thereunder, of which 717,367 shares remained available at December 31, 2010.  Increasing the maximum number of shares available for issuance under the Plan to 7,450,000 shares will result in 2,717,367 shares being available for future grants. Any shares subject to stock options or stock appreciation rights under the Plan will be counted against the maximum share limitations as one share for every share of common stock subject thereto. With respect to stock appreciation rights that are settled in shares, the common stock subject to such award will be counted against the maximum share limitations as one share for every share of common stock subject thereto, regardless of the number of shares actually issued to settle the award upon exercise. Based on guidelines of ISS, however, we have determined that any shares subject to restricted stock awards, stock unit awards, stock awards or share-based performance awards under the Plan will be counted against the maximum share limitations under the Plan as 1.2 shares for every share of common stock subject thereto or issued thereunder. As a result, the effective number of shares remaining available for issuance under the Plan at December 31, 2010 was 242,275.

In its deliberations in considering whether to use one or another form of stock incentive in any particular grant, or a combination of types of incentives, the Committee may use ratios in converting among stock options, stock appreciation rights, stock awards, performance awards and stock units awards that differ from the ratios to be used in determining the number of shares to be counted against the maximum share limitations under the Plan, but in no event will the ratio used to determine the number of shares counted against the maximum share limitation of the Plan be less than 1.2-to-one for restricted stock awards, stock unit awards, stock awards or share-based performance awards, or one-to-one for other awards, unless and until we make a different determination.

Shares issued and sold under the Stock Incentive Plan may be either authorized but unissued shares or shares held in our treasury. To the extent that any award payable in shares is forfeited, cancelled, returned for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the shares covered thereby will no longer be charged against the maximum share limitations and may again be made subject to award. Any awards that are settled in cash and not in shares will not be counted against the share limitations under the Plan. Any shares of common stock used by the participant to pay the exercise price for stock options or satisfy payroll tax withholding requirements will not be added back to the share reserve.

Adjustments. In the event of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, or other distribution with respect to our common stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting our common stock, appropriate and equitable adjustments shall be made to the number and kind of shares available for grant, as well as to other maximum limitations under the Stock Incentive Plan, and the number and kind of shares of common stock or other rights and prices under outstanding awards to prevent dilution or enlargement of a participant’s rights under an award.

Effect of Change in Control. The Compensation Committee may, in an award agreement, provide for the effect of a “Change in Control” on an award. These provisions may include the acceleration of vesting of an award, the elimination or modification of performance or other conditions, the extension of the time for exercise or realizing gain from an award, the acceleration of payment, cash settlement of an award or other adjustments that the Committee considers appropriate. Under the Plan, a Change in Control with respect to a merger, consolidation, sale of assets, liquidation or other transaction involving the Company occurs only upon final consummation of the transaction.

Term, Amendment and Termination. The term of the Stock Incentive Plan is ten years from the date of its adoption by the Board, or until April 4, 2015. The Board may, however, terminate, amend or modify the Plan at any time, subject to stockholder approval under certain circumstances, provided no termination, amendment or modification will adversely affect the rights of a participant under any previously granted award.

Administration. The Stock Incentive Plan is administered by the Compensation Committee. The Committee shall, to the extent deemed necessary or advisable by the Board, be constituted so each committee member will satisfy the requirements for (i) an “independent director” as defined by the Nasdaq Marketplace rules, (ii) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and (iii) an “outside director” under section 162(m) of the Internal Revenue Code. Subject to the limitations set forth in the Plan, the Committee has the authority to determine the (a) persons to whom awards are to be granted, (b) types of awards to be granted, (c) time at which awards will be granted, (d) number of shares of common stock, units or other rights subject to each award, (e) exercise, base or purchase price of an award, (f) time or times at which the award will become vested, exercisable or payable, (g) performance criteria, performance goals and other conditions of an award, and (h) duration of the award. Subject to the terms of the Plan, the Compensation Committee has the authority to amend the terms of an award in any manner permitted by the Plan for the grant of an award, provided that no such action adversely affects the rights of a participant with respect to an outstanding award without the participant’s consent. The Committee has the right to delegate from time to time to one or more of our officers its authority to grant and determine the terms and conditions of awards, subject to certain limitations. No such delegation is currently in place.  Any awards under the Plan made to non-employee members of the Board must be approved by the Board.

Types of Awards

Stock Options. Stock options granted under the Stock Incentive Plan may be issued as either incentive stock options, within the meaning of section 422 of the Internal Revenue Code, or as non-qualified stock options. The exercise price of an option will be not less than 100% of the fair market value of a share of our common stock on the date of grant, or such higher amount as determined by the Compensation Committee. The Committee will determine the vesting and/or exercisability requirements and the term of exercise of each option, including the effect of termination of employment or service of a participant. Such vesting requirements shall be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Committee. The Committee may accelerate the vesting of options at any time. The maximum term of an option will be ten years from the date of grant. In the case of incentive stock options, for purposes of Internal Revenue Code section 422, the maximum value of shares of common stock (determined at the time of grant) that may be subject to incentive stock options that become exercisable by a single employee in any one year is limited to $100,000. Subject to adjustments as described above, a maximum of 750,000 shares may be subject to options granted under the Plan to any single participant in any calendar year.

To exercise an option, the participant must pay the exercise price, subject to specified conditions, (i) in cash, (ii) in shares of common stock, (iii) through an open-market broker-assisted transaction, (iv) by combination of these methods, or (v) by such other method approved by the Compensation Committee, and must pay any required tax withholding amounts. All options are nontransferable except upon the participant’s death by his or her will or the laws of descent and distribution or, in the case of non-qualified options, to a participant’s “family member,” or as otherwise permitted by the Committee, in each case as may be approved by the Committee in its discretion at the time of the proposed transfer. Without prior approval of stockholders, the Plan prohibits the cancellation, substitution or amendment of an option for the purpose of reducing the exercise price of a previously granted option, except for equitable adjustments for any recapitalization, reclassification or other change in our corporate structure, as described above.

Stock Appreciation Rights (SARs). A stock appreciation right may be granted either in tandem with an option or without a related option, and entitles the participant, upon settlement or exercise, to receive a payment based on the excess of the fair market value of a share of common stock on the date of settlement or exercise over the base price of the right, multiplied by the number of shares as to which the right is being settled or exercised. SARs may be granted on a basis that allows for the exercise of the right by the participant or that provides for the automatic payment of the right upon a specified date or event. The base price of an SAR may not be less than the fair market value of a share of common stock on the date of grant. The Compensation Committee will determine the vesting requirements and the term of exercise of each SAR, including the effect of termination of employment or service of a participant, which may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Committee. The Committee may accelerate the vesting of SARs at any time. The maximum term of an SAR will be ten years from the date of grant. Subject to adjustments as described above, a maximum of 750,000 shares of common stock may be subject to SARs granted under the Plan to any single participant during any calendar year. SARs may be payable in cash, shares of common stock or a combination of both. Without prior approval of stockholders, the Plan prohibits the cancellation, substitution or amendment of an SAR for the purpose of reducing the exercise price of a previously granted SAR, except for equitable adjustments for any recapitalization, reclassification or other change in our corporate structure, as described above.

Restricted Stock Awards (RSAs). A restricted stock award represents shares of our common stock that are issued subject to restrictions on transfer and vesting requirements as determined by the Compensation Committee. Vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Committee. The Committee may accelerate the vesting of an RSA at any time. Subject to the transfer restrictions and vesting requirements of the award, the participant will have the rights of a stockholder of our Company, including all voting and dividend rights, during the restriction period, unless the Compensation Committee determines otherwise at the time of the grant. Subject to adjustments as described above, a maximum of 250,000 shares of common stock may be subject to RSAs granted under the Plan to any single participant during any calendar year.

Stock Units. An award of stock units provides the participant the right to receive a payment based on the value of a share of common stock. Stock units may be subject to vesting requirements, restrictions and conditions to payment as determined by the Compensation Committee. Vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Committee. The Committee may accelerate the vesting of a stock unit award at any time. A stock unit award may also be granted on a fully vested basis, with a deferred payment date. A stock unit award shall become payable to a participant at the time or times determined by the Compensation Committee and set forth in the award agreement, which may be upon or following the vesting of the award. Stock unit awards are payable in cash, shares or a combination of both. Stock units may also be granted together with related dividend equivalent rights. Subject to adjustments as described above, a maximum of 250,000 shares of common stock may be subject to stock units granted under the Plan to any single participant during any calendar year.

Stock Awards. A stock award represents shares of common stock that are issued free of restrictions on transfer and free of forfeiture conditions and to which the participant is entitled to all incidents of ownership. A stock award may be granted for past services, in lieu of bonus or other cash compensation, directors’ fees or for any other valid purpose as determined by the Compensation Committee. The Committee may, in connection with any stock award, require the payment of a specified purchase price. Upon the issuance of shares under a stock award, the participant shall have all rights of a stockholder with respect thereto, including the right to vote and receive all dividends and other distributions paid or made with respect thereto. Subject to adjustments as described above, a maximum of 250,000 shares of common stock may be subject to stock awards granted under the Plan to any single participant during any calendar year.

Performance Awards. The Compensation Committee may grant performance awards under the Stock Incentive Plan which represent the right to receive a payment in cash if performance goals established by the Committee for a performance period are satisfied. The Committee may grant performance awards that are intended to qualify as performance-based compensation under section 162(m) of the Internal Revenue Code, as well as performance awards that are not intended to so qualify. At the time a performance award is granted, the Committee will determine, in its sole discretion, the applicable performance period and performance goals to be achieved during the performance period, as well as such other conditions as the Committee deems appropriate. The Committee may also determine a target payment amount or a range of payment amounts for each award. No more than $1 million of compensation may be payable to any single participant during any one calendar year in performance awards. In the case of performance awards, as well as other awards under the Stock Incentive Plan that are intended to qualify as performance-based compensation under section 162(m) of the Code, the Committee will designate performance criteria from among the criteria set forth below.

Section 162(m) Awards. Awards of options and SARs granted under the Stock Incentive Plan are intended by their terms to qualify for the performance-based compensation exception under section 162(m) of the Internal Revenue Code. In addition, the Compensation Committee may grant awards of restricted stock, stock units, stock awards or performance awards that are intended to qualify for the performance-based compensation exception under section 162(m) of the Code. Under that section, the terms of the award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the award, and must preclude discretion to increase the amount of compensation payable under the terms of the award (but may give the Committee discretion to decrease the amount of compensation payable). For each such award, the performance criteria upon which the payment or vesting may be based shall be limited to one or more of the following performance measures, which may be applied with respect to the Company, any subsidiary or any business unit: (i) total stockholder return; (ii) stock price increase; (iii) return on equity; (iv) return on capital; (v) return on investment; (vi) earnings per share, diluted or basic; (vii) EBIT (earnings before interest and taxes); (viii) EBITDA (earnings before interest, taxes, depreciation and amortization); (ix) cash flow (including operating cash flow, free cash flow, discounted cash flow, and cash flow in excess of costs of capital); (x) net or gross revenue; (xi) operating expenses; (xii) gross or operating margin; (xiii) execution of a corporate collaboration agreement relating to one of our product candidates; (xiv) approval or acceptance by the U.S. Food and Drug Administration or a comparable foreign regulatory authority of a final New Drug Application, a Biologic License Application or similar document; (xv) approval for marketing of one of our product candidates by the FDA or a comparable foreign regulatory authority; (xvi) obtaining a specified level of financing for the Company, as determined by the Compensation Committee, including through government grants (or similar awards) and the issuance of securities; and (xvii) commencement of a particular stage of clinical trials for one of our product candidates. The foregoing performance criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any items specified by the Committee, including, but not limited to, any or all of the following items: discontinued operations, extraordinary, unusual or non-recurring items, effects of accounting changes, effects of currency or interest rate fluctuations, effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities), changes in tax rates, expenses for restructuring or productivity initiatives, litigation losses, non-operating items, effects of acquisitions or divestitures and changes of law or regulation affecting our business. The foregoing performance measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years, or related to other companies or indices, or as ratios expressing relationships between two or more performance measures.

Stock Incentive Plan Benefits in 2010

During 2010, stock options and restricted stock were granted under the Stock Incentive Plan to our Named Executive Officers as set forth in the “Grants of Plan-Based Awards in 2010” table in “Executive Compensation.”  Under the Stock Incentive Plan, in 2010 a total of 565,000 non-qualified stock options and 74,723 restricted shares were granted to our executive officers (including our NEOs); a total of 311,200 options and 153,644 restricted shares were granted to our other officers and employees; a total of 100,000 options were granted to our non-employee directors; and 10,375 options were granted to a non-director scientific advisor. The options were granted at weighted average exercise prices ranging from $4.18 per share to $6.72 per share. The terms and number of stock options or other awards to be granted in the future under the Plan are to be determined in the discretion of the Compensation Committee. Since no such determinations have yet been made, the benefits or amounts that will be received by or allocated to our executive officers, directors or other eligible employees cannot be determined at this time.

On April 21, 2011, the closing price on the Nasdaq National Market of our common stock was $7.29 per share.

U.S. Federal Income Tax Consequences

Following is a summary of the United States federal income tax consequences of awards under the Stock Incentive Plan to participants who are subject to United States tax. Tax consequences of the Plan to us and participants in other jurisdictions are not addressed.

Stock Options. An optionee will not generally recognize taxable income upon the grant of a non-qualified stock option to purchase shares of common stock. Upon exercise of the option, the optionee will generally recognize ordinary income for federal income tax purposes equal to the excess of the fair market value of the shares subject thereto over the exercise price. The tax basis of the shares in the hands of the optionee will equal the exercise price paid for the shares plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the shares for capital gains purposes will commence on the day the option is exercised. An optionee who sells any of the shares will recognize short-term or long-term capital gain or loss measured by the difference between the tax basis of the shares and the amount realized on the sale. We will be entitled to a federal income tax deduction equal to the amount of ordinary compensation income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.

An optionee will not generally recognize income upon the grant of an incentive stock option to purchase shares of common stock and will not generally recognize income upon exercise of the option, provided that the optionee is our employee at all times from the date of grant until three months prior to exercise. If an optionee who has exercised an incentive stock option sells the shares acquired upon exercise more than two years after the grant date and more than one year after exercise, he or she will recognize capital gain or loss equal to the difference between the sales price and the exercise price. An optionee who sells the shares before the expiration of the foregoing holding periods will generally recognize ordinary income upon the sale, and we will be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Other Awards. The current United States federal income tax consequences of other awards authorized under the Stock Incentive Plan are generally in accordance with the following: (i) stock appreciation rights are generally subject to ordinary income tax at the time of exercise or settlement; (ii) restricted stock is generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; (iii) stock units and performance awards are generally subject to ordinary income tax at the time of payment, and (iv) unrestricted stock awards are generally subject to ordinary income tax at the time of grant. In each of the foregoing cases, we will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the four other most highly paid executive officers of publicly held companies. Awards that qualify as “performance-based compensation” are exempt from section 162(m), thus allowing us the full federal tax deduction otherwise permitted for such compensation.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2010, certain information related to our equity compensation plans.

	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance (excluding securities reflected in first column)
Equity compensation plans approved by stockholders	5,228,102	(1)	$14.29	2,175,977	(2)
Equity compensation plans not approved by stockholders (3)	36,768		$1.74	-
Total	5,264,870		$14.20	2,175,977
___________

(1)	Does not include purchase rights issued under the Company’s Employee Stock Purchase Plans.
(2)	Includes 1,458,610 shares available for issuance under the ESPP and Non-Qualified ESPP.
(3)	Only our 1989 Non-Qualified Stock Option Plan.

VOTING

Under Nasdaq Stock Market rules, amendment of the Stock Incentive Plan must be approved by affirmative vote of holders of a majority of the shares of common stock present or represented and entitled to vote at the Meeting. Abstentions from voting on this proposal will have the effect of a “no” vote. Broker non-votes are not considered shares present, are not entitled to vote and therefore will not affect the outcome of the vote.

Our Board deems the adoption of the amendment of the 2005 Stock Incentive Plan to be in the Company’s and stockholders’ best interest and recommends a vote FOR Proposal 5.

PROPOSAL 6:  RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP (PwC) to serve as our independent registered public accounting firm for 2011. PwC has served in this capacity since 1994.

A representative of PwC is expected to be present at the Meeting with the opportunity to make a statement if he or she so desires and to be available to respond to appropriate questions.

Although it is not required to do so, the Audit Committee is submitting the selection of PwC as our independent registered public accounting firm for ratification at the Meeting. If this selection is not ratified, the Audit Committee will reconsider its choice.

Fees Billed for Services Rendered by PwC

The following table discloses the fees that PwC billed or is expected to bill for professional services rendered to us for each of the last two years:

	2010	2009
Audit Fees (1)	$563,375	$567,222
Tax Fees (2)	$47,224	$36,000
All Other Fees (3)	$1,611	$1,611
_______________

(1)
In connection with (i) the audit of our annual financial statements, including attestation services required under section 404 of the Sarbanes-Oxley Act of 2002 and reviews of quarterly interim financial statements ($552,000 in 2010 and $552,650 in 2009), (ii) filing of registration statements with the SEC ($5,000 in 2010 and $8,500 in 2009), and (iii) statutory non-U.S. audit fees ($6,375 in 2010 and $6,072 in 2009).

(2)	In connection with tax return preparation ($38,000 in 2010 and $36,000 in 2009) and tax advice ($9,224 in 2010 and $0 in 2009).
(3)	For a proprietary internet-based service.

Pre-Approval of Audit and Non-Audit Services by the Audit Committee

Audit and non-audit services performed for the Company by its independent registered public accounting firm must be pre-approved by the Audit Committee in order to assure that the provision of such services does not impair the accounting firm’s independence. Around April of every year, the Committee reviews a schedule, prepared by the accounting firm, of certain types of services to be provided for that year, and projected fees. The Committee reviews the schedule and provides general pre-approval of those types of services. The fee amounts are updated to the extent necessary at regularly scheduled meetings of the Committee. Any additional service proposed to be provided after the annual pre-approval process requires specific pre-approval by the Audit Committee. The Committee may delegate either general or specific pre-approval authority to its chair or any other member(s). The member(s) to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Committee at its next meeting. The Committee approved all services described above during 2010 and 2009.

VOTING

A majority of the votes cast at the Meeting in person or by proxy is necessary for ratification of the selection of PwC as our independent registered public accounting firm.  Since neither abstentions nor broker non-votes are considered to be “votes cast,” they will not affect the outcome of the vote.

Our Board deems the ratification of the selection of PricewaterhouseCoopers LLP to be in our and our stockholders’ best interests and recommends a vote FOR Proposal 6.

EXECUTIVE AND OTHER OFFICERS

Information concerning our executive and other officers is set forth below. There are no family relationships between any of our directors and executive officers. None of the organizations identified below with which an officer has previously been employed or associated is a parent, subsidiary or affiliate of the Company. Background information for Mr. Baker and Dr. Maddon is provided in Proposal 1.

Name	Age	Position
Mark R. Baker	56	Chief Executive Officer and Director
Paul J. Maddon, M.D., Ph.D.	51	Vice Chairman, Chief Science Officer and Director
Robert A. McKinney	54	Chief Financial Officer, Senior Vice President, Finance & Operations, Treasurer and Secretary
Robert J. Israel, M.D.	54	Senior Vice President, Medical Affairs
William C. Olson, Ph.D.	48	Senior Vice President, Research & Development
Benedict Osorio, M.S., M.B.A.	54	Senior Vice President, Quality
Nitya G. Ray, Ph.D.	58	Senior Vice President, Manufacturing
Ann Marie Assumma, M.S.	57	Vice President, Regulatory
Tage Ramakrishna, M.D.	36	Vice President, Clinical Research
Vivien Wong, Ph.D.	54	Vice President, Product Development

Mr. McKinney has been our Chief Financial Officer since 2005. Mr. McKinney joined us in 1992 and currently serves as Senior Vice President Finance & Operations and Treasurer. Early in his career, he was an audit supervisor at Coopers & Lybrand LLP. Mr. McKinney studied finance at the University of Michigan, received a B.B.A. in accounting from Western Connecticut State University, and is a Certified Public Accountant.

Dr. Israel joined us in 1994 and currently serves as Senior Vice President, Medical Affairs. Before joining Progenics, he held oncology positions at Sandoz Pharmaceuticals Corporation and Schering-Plough Corporation. Dr. Israel is a licensed physician and is board certified in internal medicine and medical oncology. He received a B.A. in physics from Rutgers University and an M.D. from the University of Pennsylvania, and completed an oncology fellowship at the Memorial Sloan-Kettering Institute for Cancer Research. Dr. Israel has been a consultant to the Solid Tumor Service at Sloan-Kettering.

Dr. Olson joined us in 1994 and currently serves as Senior Vice President, Research and Development. From 1989 to 1994, Dr. Olson was a scientist at Johnson & Johnson and MicroGeneSys, Inc., a biotechnology company. Dr. Olson has served on scientific review committees of the National Institutes of Health and has co-authored more than 40 articles for peer-reviewed scientific journals. Dr. Olson received a Ph.D. from the Massachusetts Institute of Technology and a B.S. from the University of North Dakota, both in chemical engineering.

Mr. Osorio joined us in 2005 and is currently our Senior Vice President, Quality. He has over three decades of experience in pharmaceutical quality control and quality assurance, including service as Director and Senior Director at Forest Laboratories from 2001 to 2005. From 1984 to 2001, Mr. Osorio held positions of increasing responsibility with The PF Laboratories (a subsidiary of Purdue Pharma), ultimately as Executive Director, Quality Assurance. From 1979 to 1984, he was an analytical chemist with Berlex Laboratories. He earned both an M.B.A. and an M.S. in chemistry from Seton Hall University and a B.S. in forensic science from John Jay College of Criminal Justice.

Dr. Ray joined us in 2001 and currently serves as Senior Vice President, Manufacturing. Prior to joining Progenics, Dr. Ray served as Director of Bioprocess Development at Ortec International from 1997 to 2001. From 1993 to 1997, Dr. Ray held positions of increasing responsibility at Hoffmann-La Roche in the areas of GMP Manufacturing and Process Development, ultimately as Research Leader, Biopharmaceuticals. From 1985 to 1993 he developed process technology for biopharmaceutical manufacturing at Verax Corporation. Dr. Ray received an M.S. and Ph.D. in chemical and biochemical engineering from Rutgers University and a B.S. in chemical engineering from Jadavpur University, India.

Ms. Assumma joined us in 2004 and currently serves as Vice President, Regulatory Affairs. She has over 30 years of experience in the pharmaceutical industry and regulatory affairs at companies including Dov Pharmaceuticals, Emisphere Technologies, Bayer and American Cyanamid. Ms. Assumma earned her M.S. in pharmacology from New York Medical College and a B.S. in biology from Fordham University.

Dr. Ramakrishna joined us in 2008 and currently serves as Vice President, Clinical Research. Prior to joining us, Dr. Ramakrishna worked for Altana Pharma, where he served from 2003 to 2007, most recently as Corporate Vice President of International Drug Safety and Medical Affairs. Prior thereto, Dr. Ramakrishna worked as Medical Director for Insmed Inc. He received an M.D. from Karol Marcinkowski University in Poznan, Poland and a B.A. in biology from Rutgers University.

Dr. Wong joined us in 2007 and currently serves as Vice President, Product Development.  Prior to joining Progenics, Dr. Wong was Principal at Theritas Pharmaceutical Consultants from 2004 to 2007.  From 1989 to 2004, Dr. Wong held positions of increasing responsibility in preclinical development and pharmacology at Emisphere Technologies, Vivoquest, and Regeneron Pharmaceuticals.  She received a B.Sc. in Biology from the Mississippi University for Women, a Ph.D. in Anatomy and Neurobiology from the University of Maryland School of Medicine, and completed a postdoctoral fellowship in Neurology at the Albert Einstein College of Medicine.

Scientific Advisors

As an important component of our scientific strategy, we establish collaborative relationships with leading researchers in supportive care, cancer and virology. These scientific advisors attend periodic meetings and provide us with specific expertise in both research and clinical development. All of our scientific advisors are employed elsewhere and may have commitments to or consulting or advisory agreements with other entities that limit their availability to us. These entities may also compete with us. Certain of our scientific advisors have, from time to time, devoted significant time and energy to our affairs, but none is regularly expected to devote more than a small portion of time to us. We have consulting agreements with two scientific advisors, Drs. Goff and Scheinberg, who are also members of our Board.

CORPORATE GOVERNANCE

The Board and its Committees

Board Leadership. Since 2004, the positions of Chair(s) of the Board of the Company and Chief Executive of the Company have been held by different individuals.

Currently, Mr. Crowley serves as Chairman of the Board of the Company and Mr. Mark Baker as Chief Executive Officer. In March 2011, Dr. Maddon was named Vice Chairman of the Board. These three individuals provide leadership to the Board of Directors by setting the agenda for Board meetings, preparing information and alternatives for presentation to the Board and leading discussions among and decision making by the Board of Directors.

The Board believes that this structure is appropriate because it results in a balanced leadership, combining an independent Chair with members of management involved in the day-to-day operation of the Company’s business.

During 2010, the Board held ten meetings. It is the policy of the Board to hold an executive session of independent directors at each Board meeting. Each director attended 80% or more of the meetings of the Board during 2010.

Board Committees.  The Board had four standing committees during 2010. Each director attended 75% or more of the meetings of the Board committee(s) on which he or she served during the year. Committee charters are available on our website at http://www.progenics.com/documents.cfm.

The Audit Committee reviews our annual financial statements prior to their submission to the SEC, consults with our independent auditors and examines and considers such other matters in relation to the audit of our financial statements and in relation to our financial affairs, including the selection and retention of our independent auditors. The Board has determined that Ms. Williams, Chair of the Committee, is an “audit committee financial expert” as such term is defined in Item 404(d)(5) of Regulation S-K promulgated by the SEC. The Audit Committee held eight meetings during 2010.

The Compensation Committee makes recommendations concerning salaries and incentive compensation for our employees and consultants, establishes and approves salaries and incentive compensation for our executive officers and other senior employees, administers our stock option plans and otherwise seeks to ensure that our compensation philosophy is consistent with our best interests and is properly implemented. Mr. Dalton is Chair of this Committee. The Compensation Committee held 13 meetings during 2010.

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and procedures intended to constitute and appropriately organize the Board to oversee the business and affairs of the Company and meet its fiduciary obligations to the Company and its stockholders on an ongoing basis. Among its specific duties, this Committee makes recommendations to the Board about our corporate governance processes, assists in identifying and recruiting candidates for the Board, administers the Nominations Policy, considers nominations to the Board received from stockholders, makes recommendations to the Board regarding the membership and chairs of the Board’s committees, oversees the annual evaluation of the effectiveness of the organization of the Board and of each of its committees, periodically reviews the type and amount of Board compensation for non-employee directors and makes recommendations to the full Board regarding such compensation. The Nominating and Corporate Governance Committee also annually reports findings of fact to the Board that permit the Board to make affirmative determinations regarding each Board and committee member with respect to independence and expertise criteria established by the Nasdaq Marketplace and SEC rules and applicable law. Mr. Charles Baker is Chair of this Committee. The Nominating and Corporate Governance Committee held two meetings during 2010.

The Science and Technology Committee is responsible for periodically examining the Company’s direction of and investment in its science and technology initiatives, including its research and development efforts, assisting the Board in its review, evaluation and oversight of such initiatives and efforts, and advising the Board on scientific matters involving the Company’s research and development, clinical and commercial programs, including internal projects, interaction with academic and other outside research organizations, and acquisition and development of technologies. Dr. Goff is Chair of this Committee. The Science and Technology Committee held two meetings during 2010.

Oversight of Risk Management

Company management is responsible for assessing and managing Progenics’ exposure to various risks. Responsibility for risk oversight by the Board of Directors lies with the entire Board. Therefore, responsibility for the administration of this risk oversight lies primarily with the Board’s leadership.

As a research and development focused public company, the Company’s principal risks lie in the administration of its financial and operational controls and in the conduct of its research and development activities.

The Audit Committee, under the leadership of Chair Nicole Williams, has the role of monitoring the risks associated with the Company’s financial and operational controls, including reviewing the preparation and auditing of financial statements and the safeguarding of the Company’s financial and other assets. Under the oversight of the Audit Committee, the Company’s internal audit department, which reports to the Audit Committee, performs an ongoing enterprise-wide assessment, commenced in 2009, of the Company’s risks and reports on that risk assessment to the Audit Committee and the entire Board of Directors.

In 2009, the Board of Directors established the Science and Technology Committee to review the Company’s research and development activities. This Committee, under the leadership of Dr. Goff, its Chair, has the role of overseeing management’s monitoring of the risks associated with the Company’s research and development activities.

Since sales of the Company’s only commercial product, RELISTOR®, were previously handled by Pfizer Inc. and its Wyeth subsidiary, and are now the responsibility of Salix Pharmaceuticals, Ltd., risks to the Company with respect to such sales are monitored by the entire Board of Directors through oversight of the Company’s contractual arrangements and relationship with Pfizer and Wyeth and now Salix.

Director Independence and Other Matters

The Board has determined each of Messrs. Charles Baker, Briner, Crowley and Dalton, Drs. Goff and Scheinberg and Ms. Williams to be an “independent director” as such term is defined by Nasdaq Marketplace Rule 5605(b)(1).

The Board has also determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meets the independence requirements applicable to those committees prescribed by the Nasdaq Marketplace rules, the SEC and the Internal Revenue Service.

With the assistance of our legal counsel, the Nominating and Corporate Governance Committee reviewed the applicable legal standards for Board member and Board committee independence and the criteria applied to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by each of our directors. On the basis of this review, the Committee delivered a report to the full Board and the Board made its independence and “audit committee financial expert” determinations based upon the Committee’s report and each member’s review of the information made available to the Committee.

Stockholder Communications with the Board; Board Attendance at the Annual Meeting of Stockholders

Stockholders may communicate with the Board by writing to the Board care of the Corporate Secretary at our corporate headquarters.

It is our policy that the members of the Board attend annual meetings of our stockholders. Eight of the nine members of our Board attended the 2010 Annual Meeting of Stockholders.

Code of Business Ethics and Conduct

We have a Code of Business Ethics and Conduct which is applicable to all of our directors, employees and consultants. The Code meets the criteria for a “code of ethics” under the SEC rules and “code of conduct” under the Nasdaq Marketplace rules. The Code is described in more detail under Other Matters - Certain Relationships and Related Transactions, below, and is available on our website at http://www.progenics.com/documents.cfm.

Our Director Nominations Process

The Nominating and Corporate Governance Committee administers our Director Nominations Policy, which establishes criteria for Board member candidates and the process by which candidates for possible inclusion in our recommended slate of director nominees are selected. The Nominating and Corporate Governance Committee’s charter, which includes the Nominations Policy, is available on our website at http://www.progenics.com/documents.cfm.

Minimum Criteria for Board Members. Under the Policy, each Board candidate must possess at least the following specific minimum qualifications:

•	He or she shall be prepared to represent the best interests of all of our stockholders and not just one particular constituency.

•
He or she shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and established a record of professional accomplishment in his or her chosen field.

•
Neither the candidate nor any family member (as defined in the Nasdaq Marketplace rules) or affiliate or associate (each as defined in Rule 405 under the Securities Act of 1933, as amended) shall have any material personal, financial or professional interest in any of our current or potential competitors.

•
He or she shall be prepared to participate fully in Board activities, including, if eligible, active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and any committee of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

Desirable Qualities and Skills. The Nominating and Corporate Governance Committee also considers it desirable that each candidate possess the following qualities or skills:

•
He or she should contribute to the Board’s overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, as well as other differentiating characteristics.

•	He or she should contribute positively to the collaborative culture among Board members.

•
He or she should possess professional and personal experiences and expertise relevant to our goal of being a leading biopharmaceutical company. At this stage of our development, relevant experiences might include, among other things, large biotechnology or pharmaceutical company CEO or senior management experience, senior-level management experience in medical research or clinical development activities in the fields of supportive care, oncology, virology, immunology or molecular biology within a public company or large university setting, and relevant senior-level expertise in one or more of finance, accounting, sales and marketing, organizational development and public relations.

Internal Process for Identifying Candidates. The Nominating and Corporate Governance Committee has two primary methods for identifying Board candidates. On a periodic basis, the Committee may solicit suggestions for possible candidates from a number of sources, which may include members of the Board, our senior executives, individuals personally known to members of the Board, and independent research by either members of the Board or our senior executives. The Committee may also use its authority under its Charter to retain at the Company’s expense one or more search firms to identify candidates.

If it uses a search firm, the Committee may ask the firm to identify possible candidates who meet the minimum and desired qualifications expressed in the Nominations Policy; interview and screen candidates, and conduct appropriate background and reference checks; act as a liaison among the Board, the Committee and the candidate during the screening and evaluation process; and be available for consultation as needed by the Committee. The Committee has the authority under its Charter to approve such firms’ fees and other retention terms.

Nomination of Directors by Stockholders. The Committee will also consider properly submitted stockholder nominations for candidates for membership on the Board. Any of our stockholders may recommend one or more eligible persons for election as a director at an annual meeting of stockholders if the stockholder provides the recommendation to our Corporate Secretary at our principal executive offices not less than 120 days prior to the anniversary of the date of the proxy statement released to stockholders in connection with the previous year’s annual meeting. In the event that we set an annual meeting date that is not within 30 days before or after the date of the immediately preceding annual stockholders meeting, the stockholder’s recommendation must be received no later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of that date was made, whichever occurs first.

To be eligible for consideration, a candidate proposed by a stockholder must be independent of the stockholder providing the nomination in all respects, as determined by the Nominating and Corporate Governance Committee or by applicable law, qualify as an “independent director” under the Nasdaq Marketplace rules and meet the “Minimum Criteria for Board Members” set forth above.

Evaluation of Candidates. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Committee’s initial evaluation, a candidate continues to be of interest to the Committee, the Committee Chair will interview the candidate and communicate the Chair’s evaluation to the other Committee members, the Chairman of the Board and the CEO. Later reviews will be conducted by other members of the Committee and senior management. Ultimately, background and reference checks will be conducted and the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Timing of the Identification and Evaluation Process. Our fiscal year is the calendar year. The Nominating and Corporate Governance Committee expects generally to meet one or more times prior to March 31 of each year to consider, among other things, candidates to be recommended to the Board for inclusion in our recommended slate of director nominees for the next annual meeting and our Proxy Statement. The Board usually meets each March and at that meeting votes on, among other things, the slate of director nominees to be submitted to and recommended for election by stockholders at the annual meeting, which is typically held in May or June.

All candidates, whether identified internally or by a nomination received from a stockholder, who after evaluation are recommended by the Nominating and Corporate Governance Committee and approved by the Board, will be included in our recommended slate of director nominees in our Proxy Statement.

Future Revisions to the Nominations Policy. The Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Nominating and Corporate Governance Committee intends to review the Nominations Policy at least annually and anticipates that modifications may be necessary or desirable from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Committee may amend the Nominations Policy at any time, in which case the most current version will be available on our web site at http://www.progenics.com/documents.cfm.

Board Committee Reports

Audit Committee Report

The Audit Committee of the Board consists of three non-employee directors: Ms. Williams, Chair, and Messrs. Charles Baker and Crowley. The Board and the Audit Committee believe that the Audit Committee’s current member composition satisfies the Nasdaq Marketplace rule that governs audit committee composition, including the requirements that Audit Committee members satisfy the criteria for Audit Committee membership set forth in the Sarbanes-Oxley Act of 2002 and the rules promulgated by the SEC thereunder. The Audit Committee operates under a written Charter adopted by the Committee and approved by the Board as a whole.

As set forth in its Charter, the Audit Committee’s role is one of oversight. Progenics management is responsible for preparing our financial statements and the independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

The Audit Committee’s primary function is to assist the Board in monitoring and overseeing the integrity of our financial statements, systems of internal control and the audit process. Additionally, the Committee selects, subject to stockholder ratification, the independent registered public accounting firm for the Company. In this context, the Committee has met and has reviewed and discussed with management and our accounting firm, PricewaterhouseCoopers LLP, the Company’s audited financial statements as of and for the year ended December 31, 2010. The Committee has also discussed with members of PwC each of the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by PCAOB Rule No. 3526, Communication with the Audit Committee Concerning Independence, as amended, and the Committee has discussed PwC’s independence with it. When considering PwC’s independence, the Audit Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements was compatible with maintaining their independence and discussed with them any relationships that may impact their objectivity and independence. The Committee also reviewed, among other things, the amount of fees paid to PwC for audit and non-audit services in 2010. Information about PwC’s fees for 2010 is listed above in this Proxy Statement under “Fees Billed for Services Rendered by PwC.” Based on these discussions and considerations, the Committee is satisfied as to PwC’s independence.

The members of the Audit Committee are not professional accountants or auditors and, in performing their oversight role, rely without independent verification on the information and representations provided to them by management and PwC. Accordingly, the Committee’s oversight does not provide an independent basis to certify that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that PwC is in fact “independent.”

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s 2010 Annual Report on Form 10-K. The Committee has also determined, subject to stockholder ratification, to retain PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2011.

By the Audit Committee of the Board of Directors,
Nicole S. Williams, Chair
Charles A. Baker
Peter J. Crowley

Compensation Committee Report

The Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s 2010 Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Committee:

By the Compensation Committee of the Board of Directors,
Mark F. Dalton, Chair
Charles A. Baker
Peter J. Crowley

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is comprised entirely of independent directors.  None of its members had any affiliation or relationship with the Company which requires disclosure under this heading.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We are a biotechnology company engaged in drug development and commercialization.  We compete with biopharmaceutical companies of all sizes to attract employees with the skills and expertise necessary to develop and commercialize drugs and achieve our objectives. Since the funds we can use for compensation are limited, we have worked to develop a compensation program that allows us to attract and retain talented individuals with the essential experience and skills we need at the executive level while being mindful of our limited resources. We have done this through a program which combines base salary with bonus compensation and long-term incentives in the form of stock options and restricted stock. We strive to conserve cash resources by setting base salaries and total cash compensation at what we deem an appropriate percentile of market compensation data while providing meaningful long-term equity opportunity.

We currently have one commercial product, RELISTOR® (methylnaltrexone bromide), which we reacquired from Wyeth Pharmaceuticals (now a Pfizer subsidiary), and have recently licensed to Salix Pharmaceuticals for further development and commercialization worldwide other than Japan, where we have licensed to Ono Pharmaceutical Co., Ltd. the subcutaneous formulation of the drug.

We believe reacquiring the rights for RELISTOR, establishing our new collaboration with Salix and managing our relationship with Ono are important opportunities for Progenics, and that our management team performed well in acting on them and managing the Company generally over the course of 2010.

This Compensation Discussion & Analysis (CD&A) outlines, among other things, our compensation philosophy, objectives and processes as they relate to Mr. Baker, our Chief Executive Officer (CEO); Dr. Maddon, our CEO and Chief Science Officer (CSO) during 2010 and now Vice Chairman and CSO; Mr. McKinney, our Chief Financial Officer (CFO); and our two other most highly compensated executives in 2010 (together, Named Executive Officers or NEOs).

Executive Summary.  Progenics faced a challenging year in 2010 but made significant progress in achieving strategic objectives.  Our key objective was to negotiate a favorable commercialization partnership for RELISTOR, to which we devoted significant efforts in 2010, including preparing background documents, meeting with potential partner candidates, identifying the best partner for Progenics and negotiating the terms of the transaction. As a result of our license agreement with Salix, which we entered into in early February 2011, Progenics is in a significantly stronger financial position, which allows us to pursue more effectively further formulations of and indications for RELISTOR and development of our other drug candidates.

During 2010 we also effectively controlled costs and achieved a sustainable cash burn rate, while advancing an ongoing clinical trial of our prostate specific membrane antigen antibody-drug conjugate (PSMA ADC) prostate cancer candidate and pursuing preclinical research and development on other candidate projects.

The compensation of our executives reflected the performance of the Company. Our NEOs base salaries are, on average, near the median of the Company’s Peer Group data detailed below. Annual bonuses for 2010 were determined, as is our custom, through discussions regarding executive performance among our senior executives, including Dr. Maddon and Mr. Baker. Dr. Maddon and Mr. Baker presented their accomplishments for the year to our Board’s Compensation Committee, which determined their bonuses in subsequent executive session.  Given the performance of the Company and its executives, the Committee approved bonuses to be paid to the NEOs.  The resulting actual total cash compensation, which the Committee reviewed in early 2011, approximated the 70th percentile on average for the NEOs.  We believe that this reflects the strong performance of the executives and the Company as a whole.  When we include long-term incentives, which are typically granted at or below median levels, total direct compensation approximates the 60th percentile.

The Committee believes that the total compensation earned by the NEOs and approved by the Committee appropriately reflect the performance of the executives and the Company.  Long-term incentive grants made to our NEOs in 2010 consisted of restricted stock awards and time vesting and performance-based stock options. The values of these awards and grants were determined by reference to market data and Company-specific considerations. Because our business is inherently unpredictable, we do not set specific metrics to determine bonus or long-term incentive levels and instead determine them on a qualitative basis.

Objectives. We seek to achieve the following broad goals in our executive compensation programs and decisions regarding individual compensation:

•	Attract and retain executives critical to our overall success;

•	Reward executives for contributions to achieving strategic goals that enhance stockholder value;

•	Foster and maintain a company culture of ownership, creativity and innovation; and

•	Motivate our NEOs to achieve critical long- and short-term development, product and financial milestones set by the Board and management.

General Compensation Process. The Compensation Committee is responsible for determining the elements and levels of compensation for our NEOs. In doing so, it reviews our corporate performance against financial and corporate achievement measures, assesses individual performance and evaluates recommendations of the CEO and (during 2010) President regarding compensation for other NEOs.

In assessing Company and individual NEO performance, the Compensation Committee has considered the progress of the Company in research, development and commercialization of its product candidates and the contributions made by each NEO. Recent examples of this progress include managing the termination and transition of our former collaboration with Wyeth, licensing RELISTOR to Salix, managing our relationship with Ono Pharmaceutical and advancing our PSMA ADC development program for treatment of prostate cancer. These Company-centric metrics are viewed in light of the continuing world-wide economic downturn and the Company’s share price.

The process that the Compensation Committee followed in assessing the NEOs and the Company’s performance for 2010 began, as has been the Committee’s practice in the past, with meetings in February and March 2011. These meetings were focused on compensation for the NEOs and were principally focused on setting bonuses relating to 2010 performance and establishing 2011 salary levels.  In those meetings, Dr. Maddon and Mr. Baker were invited to make oral presentations and submit to the Committee written materials regarding the performance of their direct reports, their views regarding the performance of the Company and their assessment of their own performance. These presentations and the Compensation Committee’s assessment considered activities for 2010 and 2011, including, most notably, the repartnering of the Company’s RELISTOR program to Salix, which was completed on February 3, 2011.

In its meetings in February and March 2011, the Compensation Committee also considered possible changes in the executive responsibilities of Dr. Maddon and Mr. Baker. Those changes were announced by the Company on March 9th, when Mr. Baker became Chief Executive Officer (he had previously been President) and Dr. Maddon took on the title of Vice Chairman and Chief Science Officer (he had previously been CEO and CSO).

In March 2011, the Compensation Committee discussed with Dr. Maddon changes in his employment agreement arising from the change in his executive responsibilities. On March 31, 2011, an amendment of Dr. Maddon’s 2007 employment agreement was signed, the terms of which are described below.

Salary payments to Dr. Maddon through March 15, 2011 were made under the terms of the original 2007 employment agreement. Salary payments after that date are being made in accordance with the amended employment agreement. The bonus payment made in March 2011 to Dr. Maddon reflected his performance as CEO through 2010 and until March 9, 2011.

There is no employment agreement between the Company and Mr. Baker.

In determining our senior management’s compensation, the Committee confers with its compensation consultant, Pearl Meyer & Partners, about the competitive market for comparable executives and the proposed elements and amounts of compensation for each executive. Pearl Meyer provides a report to the Committee outlining competitive market compensation data for consideration when determining different levels and mix of compensation. The primary data sources utilized for this purpose is compensation information publicly disclosed by a peer group of companies within the biotechnology industry, selected by the Committee with Pearl Meyer’s assistance, that are similar to Progenics in size, stature and state of development. Peer Group companies are reviewed annually by the Committee with Pearl Meyer’s assistance to ensure that they remain relevant and meaningful comparators. The Peer Group used to set compensation for our NEOs for 2010 consisted of:

Acorda Therapeutics, Inc.	Ligand Pharmaceuticals
Adolor Corp.	Myriad Genetics, Inc.
ARIAD Pharmaceuticals	Neurocrine Biosciences, Inc.
GTx Inc.	Pharmasset, Inc.
Idenix Pharmaceuticals, Inc.	POZEN, Inc.
Immunomedics Inc.	Sucampo Pharmaceuticals, Inc.
Incyte Corp.	Synta Pharmaceuticals Corp.
Telik, Inc.

Changes in this year’s Peer Group reflect Progenics’ decreased market capitalization, as well as the acquisition of several peer group members by other companies.  Peer Group data are supplemented with published executive compensation surveys providing position-based compensation data from biotechnology companies similar in size and scope to the Company, including the 2010 Radford Global Life Sciences Survey.

After review and discussion with our CEO (including in 2010 our President) of the market data and their recommendations, the Committee either approves the recommendations or asks management and/or Pearl Meyer for additional analysis or an alternative recommendation. Once the Committee is satisfied with the information provided, it makes decisions by majority vote. Our CEO and President did not have a vote on compensation decisions, but were present for discussion of our other NEOs’ compensation. Neither Dr. Maddon nor Mr. Baker had a vote, nor was present for decisions regarding his own compensation.

Compensation level and composition decisions are based on a number of factors in addition to the market data, including objective compensation data provided by Pearl Meyer representing pay levels in the marketplace, pay levels of our other executives at a similar level, the individual’s corporate roles and responsibilities, particular experience and expertise, performance and specific duties, the scope of his or her position and the department(s) or group(s) for which he or she has responsibility, our overall corporate financial performance and the progress of our research and development programs and strategic initiatives during the year. In determining a compensation package, the Committee looks at all forms of compensation and benefits received by the executive in the aggregate, not merely the individual elements separately, seeking to achieve a balanced program that is well-suited to our NEOs individually and as a group.

The Committee uses a similar process at mid-year to determine the long-term incentive elements of our NEO compensation program paid in stock options and restricted stock. The Committee considers senior management’s recommendation for long-term incentive awards to the other NEOs, and makes its own determination of the appropriate long-term incentive awards for all NEOs, including the senior management.

The amount and mix of compensation is determined within the context of both objective data from our competitive assessment of compensation and the qualitative factors outlined above. We believe that each NEO’s compensation package is generally within the competitive range of practices when compared to objective comparative data even where qualitative factors have influenced our compensation decision.

The Committee retains Pearl Meyer for its services directly, although in carrying out assignments, Pearl Meyer interacts directly with our management when necessary and appropriate. In addition, in its discretion, Pearl Meyer may seek input and feedback from our executives, typically our CFO, regarding its work product prior to presentation to the Committee, in order to confirm alignment with our business strategy and to obtain data or information necessary for its work. Pearl Meyer provides the Committee with an annual Compensation Report that it updates as the Committee considers appropriate. During 2010, the Committee used this Compensation Report in setting salary, bonus and equity compensation for the Company’s NEOs and other employees during the year.

Elements of Compensation. We utilize a compensation strategy in line with that of other companies within the biotechnology industry which includes base salary, annual bonus, long-term incentives and retirement and severance benefits. These elements are designed to reward (i) the level of effort and competence demonstrated in light of the executive’s duties and responsibilities (base salary), (ii) decision-making that supports our annual product, development and financial goals (annual bonus), and (iii) a focus on building shareholder value over the long term by making decisions that will not sacrifice long-term prospects for a particular short-term achievement or goal (long-term incentives).

Base Salary. Levels of base salary for our executives in general take into account an individual’s role and responsibilities, experience, expertise, individual performance and tenure. The amount is typically at or slightly below the median industry compensation level for the position as shown by appropriate market data provided by Pearl Meyer; Dr. Maddon’s and Mr. Baker’s base salaries, however, exceeded the 75th percentile in 2010, which the Committee deemed appropriate given the tenure and stature of Dr. Maddon, and the increasing role of Mr. Baker.  Mr. Baker’s base salary, if compared to the CEO role in 2010, would have been below the 50th percentile. The market position of each NEO’s base salary reflects our compensation philosophy and the executive’s role, tenure, experience and expertise.

Annual Bonus. We do not have a formal annual bonus plan for our NEOs, although business goals, such as product development timelines, planned clinical trial progress, commercialization targets and budgets, are set by management at the beginning of each year and communicated to them. These goals may change over the course of the year due to changing circumstances and changing Company priorities.

Within the context and framework of these established goals, annual bonuses are paid to NEOs on a discretionary basis after senior management and the Committee have assessed our corporate financial position at year end and corporate and individual performance for the year against those goals and the competitive market data outlined above. The performance of the team managed by the NEO is also taken into consideration in determining an NEO’s annual bonus.

The Committee has historically determined the annual bonus on a completely discretionary basis because we have been in the drug development stage, without significant revenues or profits. The Committee has not felt it appropriate to commit to bonus award targets at the beginning of the year because our financial condition at year-end cannot be predicted with certainty, and it may not be prudent to make payments of pre-determined target amounts.

Principal business and financial goals and accomplishments of the Company considered by the Committee in setting NEO bonus amounts with respect to 2010 consisted of:

•	the reacquisition from Wyeth of worldwide rights to RELISTOR;

•	the interaction with Pfizer, as the new owner of Wyeth, in designing and implementing a successful transition of responsibility for the development and commercialization of RELISTOR;

•	identifying a new partner for RELISTOR to take responsibility for the development and commercialization of the drug, and bringing together a collaboration that was established in early 2011;

•	advances made in the life cycle of the RELISTOR franchise, including regulatory and clinical development of new indications and routes of administration;

•	the advancement of clinical testing of our PSMA prostate cancer drug candidate; and

•
cash conservation initiatives undertaken during the year, in response to a worldwide financial downturn, which resulted in a challenging financing environment, and anticipated increases in operational responsibilities arising from the reacquisition of RELISTOR.

The late-2009 reacquisition of the RELISTOR rights from Wyeth marked a significant change from our prior business strategy. Implementation of this strategy in 2010 affected objectives and priorities throughout Progenics, and required the time and attention of all our senior executives in a variety of ways and to varying extent. Successfully transitioning RELISTOR to Progenics while maintaining a motivated executive team became a critical need for us. It was against this backdrop that the Committee considered executive bonus and other compensation in respect of 2010.

Set forth below are the principal Company objectives considered and assessments made by the Committee in deciding bonus amounts for each of the NEOs.

Mr. Baker. Compensation decisions regarding Mr. Baker in 2010 reflected his promotion to President, and the attendant significant broadening of his leadership responsibilities. Mr. Baker was responsible for the reacquisition of RELISTOR, design and implementation of the Company’s program to identify new partners for RELISTOR, and negotiation and consummation of the new collaboration with Salix.

Dr. Maddon. The Committee’s decision regarding the annual bonus for Dr. Maddon as CEO in 2010 recognized his efforts in our reacquisition of the RELISTOR rights, the continued development of RELISTOR for use in the broader chronic, non-cancer pain setting, the development of pre-filled syringe and multi-dose pen delivery systems for subcutaneous RELISTOR, advances made in the development of an oral formulation of RELISTOR, and the progress of the PSMA ADC program, including advancing that product candidate into human clinical trials. In addition, the Committee considered Dr. Maddon’s collaborative work with Mr. Baker in reacquiring RELISTOR, developing a new business strategy and establishing a pathway to repartner the RELISTOR franchise, as well as his effective interactions with Drs. Israel and Ramakrishna and others in the clinical, regulatory, manufacturing and other aspects of the RELISTOR transition for which they were responsible.

Mr. McKinney. As Chief Financial Officer, Mr. McKinney played a key role in implementing the Company’s cost savings initiatives in 2010. Mr. McKinney also played a key role in reviewing capital expenditure needs, expenses incurred by the research and development and administrative functions and proposing and implementing expense reductions in those areas.  The Committee also took into account the scope of Company operations and personnel for which Mr. McKinney is responsible, as well as the challenging financial environment generally and the uncertain status of the RELISTOR repartnering effort and its potential financing requirements and benefits which he faced.

Dr. Israel. Dr. Israel’s contributions during 2010 included his work in designing the clinical trials that support our regulatory filings, including the planned chronic, non-cancer pain sNDA filing for subcutaneous RELISTOR. He was also responsible for developing protocols for the clinical trials of PSMA ADC. Dr. Israel plays an important role in our interactions with the FDA and other regulatory bodies throughout the world. Dr. Israel was responsible for raising awareness about the problems and burdens associated with opioid-induced constipation in the physician community and made numerous appearances at scientific conferences and oversaw and reviewed many publications on a variety of topics related to opioid-induced constipation and methylnaltrexone.

Mr. Osorio. Mr. Osorio is responsible for developing strategies to implement quality systems that assure all Progenics’ manufacturing and related activities for drug products in clinical development and commercial production are in compliance with applicable U.S. and international regulatory requirements, including good manufacturing practices, good laboratory practices, occupational health and safety regulations, industry standards, and internal standard operating procedures. His duties include management of the Company’s quality assurance, quality control/analytical development, and environmental health and safety functions. Mr. Osorio is also responsible for managing the relationships with our development and commercialization partners for RELISTOR. Since 2008, he has been a key figure in the out-licensing of the drug to Ono Pharmaceutical in Japan and in managing our relationship with Ono.  During 2010, he successfully managed the transition of responsibility for RELISTOR from Pfizer and is now focused on the management and direction of the Company’s relationship with Salix Pharmaceuticals.

In determining bonuses for 2010, the Compensation Committee also considered the continuing economic downturn, the Company’s cash position and share price, and the transitional status of our only commercialized product. The Company’s cash position was reduced over the course of the year as a result of the RELISTOR transition and continuing development expenses.  The economic downturn and our low stock price created uncertainty in our ability to raise additional capital in the equity and debt markets to finance operations and capital requirements without significant dilution.  The successful repartnering of RELISTOR with Salix contributed to amelioration of these factors, and the Committee determined that bonuses higher than the reduced level of bonuses paid for 2009 were generally appropriate in light of this accomplishment, which gave us a more stable cash base and signified a milestone in the development of the Company.  In light of these factors, the Committee determined that conservative bonuses were appropriate but also felt it important to recognize the important contributions made to the good performance of the Company throughout the year.  It was determined that bonuses for the NEOs at a level slightly higher than 2009 were generally appropriate as outlined in the Summary Compensation Table, below.  In addition, the Committee considered the bonus amounts within the framework of the market data provided by Pearl Meyer.

Long-term incentives. Long-term incentives may include both non-qualified stock options and restricted stock awards. During 2010, these awards consisted of restricted stock awards and options and were made to NEOs from our 2005 Stock Incentive Plan, the terms of which are described in our 2010 Annual Report on Form 10-K. The exercise price of stock options granted was equal to the closing price of our common stock on the date of grant, as determined by the Committee. Restricted stock awards and stock options granted to our NEOs in 2010 vest over three years from the date of grant subject to continued employment. Long-term incentive awards granted to our NEOs during 2010 and in prior years that were outstanding at December 31, 2010 are presented in the Grants of Plan-Based Awards in 2010 and Outstanding Equity Awards at Fiscal Year-End tables, below.

Although our long-term incentive grants have typically been time-vested instruments, we have also provided long-term incentives through the use of performance-based awards. In particular, Dr. Maddon was granted 865,500 performance-based non-qualified stock options between 2002 and 2010, was awarded 25,000 performance-based restricted shares in 2008 and elected to receive restricted shares in lieu of a cash bonus in 2009, and Mr. Baker was awarded 200,000 performance-based options in 2010. The performance-based stock options awarded to Dr. Maddon and Mr. Baker and restricted stock awarded to Dr. Maddon have been used by the Committee to align more closely their compensation to the business goals established by the Committee and the Board. Vesting of a percentage of each performance-based award occurs upon achievement of defined performance conditions, specific to each grant and each awardee, which may include regulatory marketing approval or signing of corporate partnerships for some of our product candidates; raising capital through the issuance of new securities; initiation of certain clinical trials for some of our product candidates; approval of government grants and contracts to fund our research and development programs; Company financial and market performance; and other milestones related to progress in our research, development and/or commercialization of RELISTOR and our product candidates. The percentages of the award that vest, if every performance condition is achieved, total more than 100% of the award, recognizing that we are pursuing multiple goals and that not every performance condition must be achieved in order for these executives’ respective performance to be considered sufficient to justify full vesting of the award. Even if the percentage of the award that vests for the performance conditions actually achieved exceeds 100%, however, they are entitled to only 100% of the award. In the event that the defined portions of the award that vest for each performance condition total less than 100%, awards granted to Dr. Maddon before 2008 nonetheless vest completely, or “cliff vest,” if he is still employed by the Company nine years and 11 months from the date of the award. Mr. Baker’s performance-based options do not cliff vest.  As of the end of 2010, 575,875 performance-based options awarded to Dr. Maddon had vested due to the achievement of performance milestones, 6,250 shares from his 2008 performance-based restricted stock award vested during the year and a portion of the 78,375 remaining options granted to him before 2008 may vest before the cliff-vesting date upon the achievement of milestones in the future. As of 2010 year-end, none of Mr. Baker’s performance-based options had vested.

The 2010 equity grants to Dr. Maddon and Mr. Baker also consisted of time-vesting stock options; the remaining NEOs were awarded restricted stock and time-vesting stock options.

Other Considerations. While our long-term incentives prior to 2004 consisted principally of stock options, we began at that time issuing restricted stock awards to our NEOs and other employees in combination with options, in order to help reduce overall equity dilution and because the Committee determined and continues to believe it important to have equity constitute a substantial portion of executive compensation.  The Committee believes compensation in the form of Company equity aligns management interests with those of our stockholders, promotes the long-term focus required for success in an industry subject to volatility, uncertainty and potential set-backs in the discovery and development of pharmaceutical products, and helps us retain key individuals. This strategy also allows us to retain more cash for use in our research and development programs and strategic initiatives. Our approach is to keep equity compensation in line with the competitive market, yet reflective of the individual’s performance and long-term value to the Company.

When determining amounts of long-term incentive grants to our NEOs, the Committee compares (i) the value of the grant with the value of comparable grants in our Peer Group; (ii) the number of incentive units granted by position as a percentage of total common shares outstanding, compared with the applicable percentages of comparable grants in our Peer Group; and (iii) the executive’s overall equity incentive opportunity. We believe these comparisons provide a meaningful context for comparing the competitive level of our equity based compensation practices to those of companies in our Peer Group and ensure that we are not at a competitive disadvantage in terms of hiring or retaining key executive talent.

Our current practice is to make annual equity awards on the first business day of July. In addition, options and/or restricted stock are awarded to newly-hired employees as described above. We may from time to time issue equity-based compensation at other times during the year. We do not have a practice or policy of granting options or restricted stock in anticipation of, or subsequent to, the disclosure of material non-public information, including quarterly earnings releases.

Retirement, Welfare Benefits. We make available to our NEOs retirement and welfare benefits, consisting of partial matching contributions to 401(k) retirement plans and access to medical, dental and other welfare plans, all of which are equally available to all full-time employees. NEOs also receive reimbursement of premiums for enhanced life and disability insurance, totaling less than $10,000 per NEO. No other perquisites are given to our NEOs. This philosophy is consistent with our view that an emerging company generally best utilizes its resources in research, development and commercialization efforts. The total of retirement and welfare benefits for each NEO is presented in the Summary Compensation Table, below.

Equity Ownership by Executives. We do not currently have a formal stock ownership requirement for executives, but we encourage stock ownership by executives on a voluntary basis and through participation in the Stock Incentive Plan as well as the ESPP and Non-Qualified ESPP. Each of our NEOs has both vested and unvested stock options and unvested restricted stock as shown in our Outstanding Equity Awards at Fiscal Year-End table.

Employment Agreements. Dr. Maddon’s current employment agreement, effective July 1, 2007 and amended March 31, 2011, extended prior employment agreements and automatically renews each year unless either party gives 90 days’ prior written notice. Prior to the recent amendment, it provided for Dr. Maddon to receive an annual salary of $600,000 for the initial term, increasing at a rate of at least three percent per year (which increase he declined for 2010), and a discretionary bonus in an amount determined by the Board. The agreement also provided for the terms of continued employment and the responsibilities of each party upon termination of employment, as more fully outlined below.

We originally entered into Dr. Maddon’s employment agreement as an important tool allowing us to motivate and retain him by providing a measure of earnings security through (i) income protection in the form of severance and continued benefits if he were terminated without cause or resigned for good reason, (ii) protection for his family if he became disabled or died, and (iii) protection in connection with a change in control of the Company. We considered providing severance protection to Dr. Maddon an appropriate bridge to subsequent employment if he were terminated without cause, particularly because the opportunities are typically more limited and the job search lead time longer for positions appropriate to his level of skill and experience. In addition, his employment agreement benefited the Company by enabling him to remain focused on our business in uncertain times without the distraction of potential job loss. It also allowed him to take positions and engage in strategic initiatives that he and the Board believed were are in the Company’s best interest without fear of personal economic consequences if the initiative failed.

The recent amendment to Dr. Maddon’s agreement modifies Dr. Maddon’s relationship with the Company to be consistent with his continuing roles of Chief Science Officer and Vice Chairman reporting to the CEO; provides for an annual salary of $425,000, subject to annual review and discretionary increase by the Compensation Committee; modifies certain understandings regarding terms of renewal of the employment term and provisions relating to termination in certain circumstances; and eliminates the Company’s gross-up obligations with respect to certain termination payments.

We also have an employment agreement with Dr. Israel entered into in 1994 that provides for severance of nine months salary and benefits upon termination without cause, ceasing upon his securing new employment. The agreement contains restrictive covenants against disclosure of confidential business information, solicitation of employees and customers and competition with our business, and establishes our right to inventions and intellectual property as more fully outlined below.

Compensation and Risk. The Company does not believe, given the nature of our activities and the manner in which our employees are compensated, that risks arising from our compensation policies and practices relating to all of our employees are reasonably likely to have a material adverse effect on the Company.

As noted above, Dr. Maddon received options and restricted stock, and Mr. Baker has received options, the vesting of which is tied to the achievement by the Company of milestones relating to commencement of clinical trials, filing of regulatory submissions and creation of partnerships with respect to the Company’s product candidates. These milestones were set by the Compensation Committee, following discussion with the awardee, for each award at the time of grant. Our senior executives could have a financial incentive to accelerate achievement of milestones relevant to them, even if that was not in the best interests of the Company. As the Company’s goals change over time, milestones established in earlier grants may fail to reflect those current goals, as a result of which either or both of them may also have a financial incentive to achieve milestones no longer in the best interests of the Company.

The Compensation Committee has dealt with these potential conflicts by establishing multiple milestones in the equity grants, as a result of which the options may become fully vested even if not every milestone is achieved. Further mitigating risk, our senior management will only vest into a fixed number of equity instruments per award regardless of how many goals are met or achieved.  The Board of Directors carefully monitors the Company’s activities, including those relevant to achievement of respective milestones specified in senior management equity grants, and believes that these awards have not adversely affected the Company or resulted in its taking actions not in the best interests of stockholders.

Tax and Accounting Considerations. The compensation paid to our NEOs is generally subject to taxation at ordinary rates. Although we endeavor to structure our compensation packages so that they are not subject to tax penalties (such as additional taxes arising under Section 409A of the Internal Revenue Code), our efforts in this regard do not materially affect the terms of compensation arrangements.

Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to each of our NEOs to $1,000,000 unless the compensation is “performance-based,” as defined in the Code. The Stock Incentive Plan allows the Committee to grant awards that will be exempt from the deduction limits of section 162(m) if certain criteria are satisfied. While the Committee considers the tax and accounting effect of the compensation programs, there may be times when the Committee accepts a less advantageous tax and accounting outcome in order to achieve other goals, such as motivating and retaining executives.

We design our stock incentive plans from which long-term incentive awards are granted to be in compliance with generally-accepted accounting principles in order to avoid additional non-cash compensation charges.

Summary Compensation Table

The table and footnotes below describe the total compensation paid to our CEO, CFO, and three other most-highly compensated NEOs. As reflected in the table and discussed above in the CD&A, we compensate these executive officers with a combination of cash and equity compensation.
Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Stock Awards (2)($)	Option Awards (2)($)	Non- Equity Incentive Plan Compen- sation($)	All Other Compen- sation (3)($)	Total ($)
Mr. Baker (CEO;	2010	425,000	350,000	-	883,275	-	46,360	1,704,635
President in 2010)	2009	391,667	220,000	-	-	-	46,201	657,868
	2008	385,000	160,000	-	665,334	-	78,780	1,289,114

Dr. Maddon (Vice	2010	618,000	250,000	-	405,260	-	13,893	1,287,153
Chairman and CSO;	2009	618,000	250,000	-	350,000	-	13,170	1,231,170
CEO and CSO in 2010)(4)	2008	618,000	330,000	238,496	513,000	-	17,228	1,716,724

Mr. McKinney	2010	301,600	105,560	53,500	106,386	-	32,370	599,416
(CFO)	2009	290,000	88,000	-	186,945	-	45,251	610,196
	2008	290,000	88,000	133,745	277,223	-	69,704	858,672

Dr. Israel (SVP)	2010	369,200	110,760	53,500	106,386	-	35,150	674,996
	2009	355,000	80,000	-	186,945	-	49,539	671,484
	2008	355,000	80,000	107,005	221,778	-	74,889	838,672

Mr. Osorio (SVP)	2010	294,840	88,452	53,500	106,386	-	31,245	574,423
__________

(1)	Discretionary cash bonus approved by the Committee.

(2)
Amount of compensation for each NEO reflects the aggregate grant date fair value for the year presented, in accordance with FASB ASC Topic 718, in respect of awards made for the year presented. The fair values were determined based on the assumptions for calculating the expense amounts as set forth in the notes to our consolidated financial statements included in our 2010 Annual Report on Form 10-K for the relevant years (Note 9 – Share-Based Payment Arrangements, in our 2010 Annual Report). The aggregate grant date fair value of the performance-based awards, assuming achievement of the highest level of performance conditions, are (i) $535,000, $932,750 and $1,605,000 for Dr. Maddon’s 2010, 2009 and 2008 awards, respectively, and (ii) $1,070,000 for Mr. Baker’s 2010 award. Additional information on the 2010 awards is included in the Grants of Plan-Based Awards for 2010 and Outstanding Equity Awards at Fiscal Year-End tables, below.

(3)
For 2010, includes the gross-up for payment of taxes and compensation cost of ESPP and Non-Qualified ESPP computed in accordance with FASB ASC Topic 718 in the following amounts: Mr. Baker - $30,710, Mr. McKinney - $18,477, Dr. Israel - $21,257 and Mr. Osorio - $17,374. Includes the Company’s matching contribution under our 401(k) Plan in the amount of $11,000 for each named executive officer. Includes payments of premiums for enhanced life and disability insurance in the following amounts: Dr. Maddon - $2,893, Mr. Baker - $4,650, Mr. McKinney - $2,893, Dr. Israel - $2,893 and Mr. Osorio - $2,871.

(4)
Dr. Maddon received a $250,000 cash bonus for the year 2010. He elected to receive his bonus for 2009 in the form of 44,723 shares of immediately vesting restricted stock having a fair value of $250,000 based on a per share value of $5.59, the fair market value of the stock on the date of grant and which is reported in the Grants of Plan-Based Awards for 2010 table. Dr. Maddon elected to receive his 2008 bonus in the form of 66,294 shares of restricted stock in lieu of $330,000 cash, of which 29,464 shares vested on the date of grant and the balance vested six months later. The aggregate fair value of the award was $371,246, based on a per-share value of $5.60, the fair market value of our common stock on the date of grant. The $41,246 incremental cost is reported in the Stock Awards column.

Grants of Plan-Based Awards in 2010

The following table sets forth information regarding grants of compensatory awards we made to our NEOs during 2010.

	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (1)(#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (5) (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (6)($)
Mr. Baker	7/1/2010	200,000(2)			5.35	440,000
	7/1/2010			125,000	5.35	443,275

Dr. Maddon	7/1/2010	100,000(2)			5.35	220,000
	7/1/2010			50,000	5.35	185,260
	4/5/2010		44,723 (3)			250,000

Mr. McKinney	7/1/2010			30,000	5.35	106,386
	7/1/2010		10,000 (4)			53,500

Dr. Israel	7/1/2010			30,000	5.35	106,386
	7/1/2010		10,000 (4)			53,500

Mr. Osorio	7/1/2010			30,000	5.35	106,386
	7/1/2010		10,000 (4)			53,500
____________

(1)	Awards reported in this column are limited to performance-based equity awards; other equity awards are reported in following columns.
(2)	Stock options vest in defined percentages upon achievement of specified performance or market-based milestones; not subject to cliff vesting.
(3)
Restricted stock award granted in lieu of 2009 cash bonus of $250,000, of which all shares vested on the date of grant. The aggregate fair market value of this award ($250,000) is reported in the Summary Compensation Table.

(4)	Stock awards vest one-third in each of the three years beginning June 20, 2011.
(5)	Stock options vest one-third in each of the three years beginning July 1, 2011.
(6)
Amount of compensation for each NEO reflects the aggregate grant date fair value for the year presented, in accordance with FASB ASC Topic 718, in respect of awards made in the year presented. The fair values were determined using the assumptions for calculating the expense amounts as set forth in the notes to our consolidated financial statements included in our 2010 Annual Report on Form 10-K (Note 9 – Share-Based Payment Arrangements). The aggregate grant date fair value of Dr. Maddon’s and Mr. Baker’s 2010 performance-based awards, assuming achievement of the highest level of performance conditions, are $535,000 and $1,070,000, respectively.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised stock option and unvested stock awards held by our NEOs as of December 31, 2010:
	Option Awards					Stock Awards
Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mr. Baker			200,000 (6)	$5.35	7/1/2020
		125,000 (3)		$5.35	7/1/2020
	40,000	20,000 (4)		$16.05	7/1/2018
	7,500	2,500 (5)		$22.01	7/2/2017
	25,000			$24.26	7/3/2016
	60,000			$27.71	2/21/2016
	50,000			$20.02	6/20/2015
						3,333	$18,198
Dr. Maddon (7)		50,000 (3)		$5.35	7/1/2020
	50,000		50,000 (6)	$5.35	7/1/2020
	70,000		105,000 (6)	$5.33	7/1/2019
	18,750		56,250 (6)	$16.05	7/1/2018
	101,250		11,250 (8)	$22.01	7/2/2017
	79,750		65,250 (9)	$24.26	7/3/2016
	75,000			$21.39	7/1/2015
	35,625		1,875 (10)	$16.85	7/1/2014
	37,500			$16.85	7/1/2014
	112,500			$15.06	7/1/2013
	112,500			$15.06	7/1/2013
	75,000			$12.29	7/1/2012
	33,000			$12.29	7/1/2012
						9,375	$51,188	18,750	$102,375
Mr. McKinney		30,000 (3)		$5.35	7/1/2020
	16,666	33,334 (11)		$5.33	7/1/2019
	16,667	8,333 (4)		$16.05	7/1/2018
	7,500	2,500 (5)		$22.01	7/2/2017
	25,000			$24.26	7/3/2016
	12,500			$21.39	7/1/2015
	25,000			$22.68	3/1/2015
	25,000			$15.06	7/1/2013
	25,000			$12.29	7/1/2012
						16,111	$87,966
Dr. Israel		30,000 (3)		$5.35	7/1/2020
	16,666	33,334 (11)		$5.33	7/1/2019
	13,333	6,667 (4)		$16.05	7/1/2018
	5,250	1,750 (5)		$22.01	7/2/2017
	17,500			$24.26	7/3/2016
	10,000			$21.39	7/1/2015
	35,000			$15.06	7/1/2013
	25,000			$12.29	7/1/2012
						14,555	$79,470
Mr. Osorio		30,000 (3)		$5.35	7/1/2020
	16,666	33,334 (11)		$5.33	7/1/2019
	13,333	6,667 (4)		$16.05	7/1/2018
	3,750	1,250 (5)		$22.01	7/2/2017
	12,500			$24.26	7/3/2016
	30,000			$21.39	7/1/2015
______________						13,888	$75,828
(Notes on following page.)

Notes:
(1)	Vest in equal annual installments commencing one year from date of grant with final vesting no later than June 20, 2013.
(2)	Based on the closing price of our common stock on December 31, 2010 of $5.46.
(3)	Stock options vest one-third in each of the three years beginning July 1, 2011.
(4)	Stock options vested two-thirds through December 31, 2010; remaining vest on July 2, 2011.
(5)	Stock options vested 75% through December 31, 2010; remaining vest on July 3, 2011.
(6)
Performance-based stock options vest in percentages upon achievement of milestones or share price performance (see CD&A – Elements of Compensation – Long-term incentives, above, for a discussion of the performance criteria).

(7)	2008 and 2009 bonus awards have fully vested.
(8)	Performance-based options vested 90% through 2010 due to the achievement of specified milestones; remaining 10% cliff vest on June 2, 2017.
(9)	Performance-based options vested 55% through 2010 due to the achievement of specified milestones; remaining 45% cliff vest on June 3, 2016.
(10)	Performance-based options vested 95% through 2010 due to the achievement of specified milestones; remaining 5% cliff vest on June 1, 2014 or earlier achievement of milestones.
(11)	Stock options vested one-third through December 31, 2010; remaining vest on July 2, 2011 and 2012.

Option Exercises and Stock Vested in 2010

The following table sets forth information regarding the exercise and vesting of stock and stock option awards held by our NEOs during 2010:

	Option Awards		Stock Awards
Name	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	No. of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Baker	-	-	10,666	61,010
Dr. Maddon	-	-	72,432	408,531
Mr. McKinney	-	-	8,111	49,153
Dr. Israel	-	-	13,236	75,412
Mr. Osorio	-	-	9,259	54,506

Potential Payments Upon Termination or Change-in-Control

Progenics has employment agreements with Drs. Maddon and Israel. There are no agreements in place with any other NEO. Therefore, the only amounts to which NEOs other than Drs. Maddon and Israel would be legally entitled would be their vested equity compensation and amounts payable from their qualified retirement plan.

Dr. Maddon’s Agreement. Under the terms of Dr. Maddon’s employment agreement, including its recent amendment, we will be required to provide compensation to him in the event of termination of his employment or a Change-in-Control (defined below) of the Company. We believe that these arrangements with Dr. Maddon are competitive with the arrangements involving executives at similar levels of comparable companies and are fair to us. The following table describes those potential payments based on the terms of his agreement and the Company’s stock price at 2010 year-end, prior to the recent amendment:

	Cash Severance				Equity		Benefits Continuation (5)($)	Gross-up Of I.R.C. Golden Parachute Excise Tax Resulting From Change-in- Control(6)($)	Total($)
	Base Salary		Bonus(2)		Value of Vested Equity (3)($)	Value of Accelerated Unvested Equity (4)($)

Circumstances of Termination(1)	Multiple	($)	Multiple	($)
For cause or voluntary termination	N/A	N/A	N/A	N/A	14,600	N/A	N/A	N/A	14,600
Death or disability (7)	1	618,000	N/A	457,082	14,600	N/A	34,094	N/A	1,123,776
Without cause or by the executive with good reason (8)	2	1,236,000	2	664,164	14,600	153,563	34,094	N/A	2,102,421
Without cause or by the executive with good reason following a change in control (9)	3	1,854,000	3	871,246	14,600	153,563	51,141	N/A	2,944,550
____________

(1)	Calculations in this table utilize the closing price per share of our common stock on December 31, 2010, of $5.46.
(2)	Includes, where any amount is shown, bonus multiple calculated using the multiple shown plus a pro-rated bonus of $250,000, representing an estimated pro-rata bonus for the year of termination.
(3)	680,875 of Dr. Maddon’s 800,875 outstanding stock options were underwater as of December 31, 2010.
(4)
Assumes (i) acceleration of vesting at December 31, 2010 of all 339,625 unexercisable and unearned stock options, as set forth in the Outstanding Equity Awards at Fiscal Year-End table above, 134,625 of which were underwater at December 31, 2010, and (ii) acceleration of vesting and sale of all 28,125 outstanding shares of restricted stock at December 31, 2010, yielding $153,563 before taxes, using the closing price of our common stock on that date ($5.46).

(5)	Health and welfare benefits continue for 24 or 36 months, depending on the circumstances of termination, and include the employer cost of health, dental, disability and group life insurance.
(6)	Provision eliminated by recent amendment.
(7)
In this circumstance, Dr. Maddon or his estate receives one times his base salary for the year of termination and average bonus (calculated using the average of the annual bonuses paid to him in the three years preceding the year of termination), and a pro-rated amount of bonus from the beginning of the year of termination to the date of termination based on an assumed bonus of $250,000.

(8)
In this circumstance, Dr. Maddon receives cash severance equal to twice the sum of his base salary for the year of termination and the average of the annual bonuses paid to him in the three years preceding the year of termination, together with a pro-rated bonus from the beginning of the year of termination to the date of termination based on an assumed bonus of $250,000. For purposes of this calculation, base salary at December 31, 2010 is $618,000 (reduced to $425,000 in the recent amendment), the fair market values of his bonuses for the three years preceding 2010 are $0, $371,246 and $250,000 and the fair market value of his bonus for 2010 is $250,000.  The foregoing analysis is based on Dr. Maddon’s agreement as it existed in 2010. The recent amendment to the agreement would change this analysis.

(9)
In this circumstance, Dr. Maddon receives cash severance equal to three times the sum of his base salary for the year of termination and the average of the annual bonuses paid to him in the three years preceding the year of termination, together with a pro-rated bonus from the beginning of the year of termination to the date of termination. Assumptions specified in note (8) are used for purposes of this calculation.

Agreement Terms. Dr. Maddon’s agreement as amended sets for the terms of his employment and obligates both parties to perform certain responsibilities upon termination of employment under certain circumstances:

If Dr. Maddon is terminated prior to a Change-in-Control (defined below), he or his estate will be entitled:

•	If termination is by us for Cause or if he resigns without Good Reason (each as defined), to a pro-rated salary through his termination date (his unvested equity compensation will be forfeited).

•
If termination is due to death or disability, to (i) his salary and a pro-rated bonus until his termination date, (ii) continued welfare benefits for a period of two years, (iii) a lump sum payment equal to the sum of his base salary and Average Bonus (defined as the average of the bonuses paid to him in the three years preceding the year of termination), (iv) vesting of all time-based equity, and (v) vesting of all milestone-based equity if the milestones are achieved under the original vesting provisions.

•
If termination is by us without Cause or if he resigns for Good Reason, and subject to the recent amendment to the agreement, which provides for a fixed cash severance amount and limits accelerated vesting of equity awards to those granted prior to the amendment date if such termination is prior to March 31, 2013, to (i) a pro-rated salary through his termination date, (ii) a lump sum equal to twice his base salary and Average Bonus, (iii) continued welfare benefits for two years, and (iv) immediate vesting of all time-based and performance-based equity.

If Dr. Maddon is terminated within two years after or three months prior to a Change-in-Control, he or his estate will be entitled:

•	If termination is by us for Cause or if he resigns without Good Reason, to a pro-rated salary through his termination date (his unvested equity compensation will be forfeited).

•
If termination is due to death or disability, to (i) his salary and a pro-rated bonus until his termination date, (ii) continued welfare benefits for a period of two years, (iii) a lump sum payment equal to the sum of his base salary and Average Bonus, (iv) vesting of all time-based equity, and (v) vesting of all milestone-based equity if the milestones are achieved under the original vesting provisions.

•
If termination is by us without Cause or if he resigns for Good Reason during the designated period before or after a Change-in-Control, and subject to the amendment as described above if such termination is prior to March 31, 2013, to (i) three times his base salary and Average Bonus, (ii) continued welfare benefits for three years, (iii) a pro-rata bonus for the year of termination, and (iv) immediate vesting of all time-based and performance-based equity. The Company's obligation under the original 2007 agreement to reimburse Dr. Maddon for "golden parachute" excise taxes was eliminated by the recent amendment.

In connection with the calculations in the above table:

Dr. Maddon’s agreement includes covenants not to compete, disclose our confidential information or solicit our employees or customers, either during the term of the agreement or for defined periods thereafter. None of the covenants affects payments or benefits due.

A termination is for Cause if it is because of Dr. Maddon’s (i) continual failure to perform substantially his corporate duties or follow the reasonable instructions of the Board; (ii) conviction of a felony or a guilty or nolo contendere plea with respect thereto; (iii) habitual drunkenness or habitual use of illegal narcotics; (iv) excessive absenteeism not related to sick leave or vacations (but only after 60 days’ prior written notice is received by him from the Board) followed by a repetition of such excessive absenteeism; (v) continuous conflict of interest after he receives notice in writing from the Board; (vi) material breach of any of our written policies that are material to the business or our reputation and applicable to our senior executives or any of the material provisions of his employment agreement; or (vii) engagement in illegal conduct that is directly and materially injurious to us.

A termination is for Good Reason if it is because of (i) a material diminution during the term of the employment agreement in Dr. Maddon’s position, title, responsibilities, authority or reporting relationship from what is set forth in the employment agreement; (ii) a material breach by us of our obligations under the employment agreement; or (iii) a material adverse change to our insurance arrangement or indemnification agreement with him. An event will not constitute Good Reason if (a) Dr. Maddon does not notify us in writing that an event that would constitute good reason has occurred within 90 days after he has knowledge of such an event; or (b) we remedy such event within 30 days after we receive written notification of the event. If Dr. Maddon does not resign within 24 months after he has knowledge that an event constituting Good Reason has occurred and has not been remedied, any resignation based on such an event will be deemed not to be for Good Reason.

A Change-in-Control means any of (i) a change in the composition of the Board such that during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director, as defined, cease for any reason to constitute at least a majority of the members thereof; (ii) the approval by our stockholders of a merger, consolidation, reorganization or similar corporate transaction, whether or not we are the surviving corporation in such transaction in which outstanding shares of our common stock are converted, as defined; (iii) acquisition of our common stock by any entity, as defined, whose ownership represents 30% or more of the voting power of all of our capital stock outstanding; or (iv) the approval by our stockholders of the sale or other disposition of all or substantially all of our assets or a complete liquidation or dissolution of the Company.

We agreed in Dr. Maddon’s original agreement to reimburse him for all such excise taxes that are imposed on him and any income and excise taxes that are payable by him as a result of any reimbursements for Sections 280G and 4999 excise taxes as provided above. As a result, the net amount retained by him after deduction of any excise taxes and all other taxes on the gross-up payments would have been equal to the net amount that he would have retained from the initial payments under his employment agreement. If, however, reducing the excess parachute payments to a level that would not trigger the excise tax would result in a net after-tax benefit to him of at least 90% of the unreduced benefit, then his excess parachute payments would have been reduced to such level. This reimbursement obligation was eliminated in the recent amendment to Dr. Maddon’s agreement.

The calculation of the 280G gross-up amount in the table reflects the fact that, as of December 31, 2010, the value of his severance related payments and benefits would not trigger the 280G excise tax. Prior to the recent amendment, any calculation of the gross-up in the future or if an actual change-of-control were to occur would have varied from the calculations performed for this disclosure and would have been based upon a 280G excise tax rate of 20%, the then applicable maximum federal income tax rate, a Medicare tax rate and state income tax rate. For purposes of the 280G calculation it is assumed that no amounts would have been discounted as attributable to reasonable compensation and no value would have been attributed to Dr. Maddon for executing a non-competition agreement. The payment of a 280G tax gross-up would have been payable to Dr. Maddon for any excise tax incurred regardless of whether his employment was terminated. The amount of the 280G tax gross-up would have changed based upon whether his employment with us was terminated, because the amount of compensation subject to Section 280G would have changed. For termination on December 31, 2010, as a result of a Change-in-Control, Dr. Maddon would not have triggered the excise tax.

Dr. Israel’s Agreement. In accordance with the terms of Dr. Israel’s employment agreement, we will be required to provide compensation to him in the event of termination of his employment. The following table describes those potential payments:

	Cash Severance				Equity		Benefits Continuation (1)($)	Gross-up Of I.R.C. Golden Parachute Excise Tax Resulting From Change-in- Control ($)	Total ($)
	Base Salary (1)		Bonus		Value of Vested Equity ($)	Value of Accelerated Unvested Equity ($)

Circumstances of Termination	Multiple	($)	Multiple	($)
For cause	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	-
By us without cause (2)	N/A	276,900	N/A	N/A	2,167	N/A	19,000	N/A	298,067
____________

(1)	Assumes salary and benefits as of December 31, 2010.
(2)	In this circumstance, Dr. Israel receives nine months salary at his current salary and benefits. The severance and benefits cease if at any time during the severance period he secures new employment.

Agreement Terms. Dr. Israel’s agreement sets terms of his employment and obligates both parties to perform certain responsibilities upon termination of employment under certain circumstances:

If Dr. Israel is terminated by us for cause, he will not be entitled to any severance benefits and all vested and unvested stock options will be immediately forfeited. Termination for cause is defined as continual failure to perform substantially one’s duties, conviction of a felony, habitual drunkenness, excessive absenteeism, dishonesty, unauthorized disclosure of confidential information, continuous conflict of interest or any other reason constituting cause under New York or federal law.

If Dr. Israel is terminated by us without cause, he will be entitled nine months’ salary continuation at his current salary and benefits, and will immediately vest in the number of options that have vested on the termination date. If at any time during such severance period Dr. Israel secures new employment, the severance and benefits will cease.

Dr. Israel’s agreement includes covenants not to compete, disclose our confidential information or solicit our employees, either during the term of the agreement or for defined periods thereafter. None of the covenants affects payments or benefits due.

Director Compensation

The following table sets forth information regarding the aggregate compensation we paid to the non-employee members of our Board during 2010. Mr. Mark Baker and Dr. Maddon do not receive any additional compensation for services provided as Board members.

	Fees Earned or Paid in Cash ($)	Option Awards (1)($)	All Other Compensation (2)($)	Total ($)
Mr. Briner	36,500	35,462	-	71,962
Mr. Charles Baker	38,000	35,462	-	73,462
Mr. Crowley	49,000	141,848	-	190,848
Mr. Dalton	33,500	35,462	-	68,962
Dr. Goff	23,000	35,462	30,000	88,462
Dr. Scheinberg	25,500	35,462	30,000	90,962
Ms. Williams	38,500	35,462	-	73,962
________

(1)
At December 31, 2010, the aggregate number of stock options outstanding for each of our non-employee directors was as follows: Mr. Charles Baker, 95,000; Mr. Briner, 182,500; Mr. Crowley, 75,000; Mr. Dalton, 87,500; Dr. Goff, 127,500; Dr. Scheinberg, 121,607; Ms. Williams, 65,000. In general, the options granted to the non-employee directors vested immediately on the date of grant and the amounts shown represent the grant date fair value of stock awards made during the fiscal year under FASB ASC Topic 718. The grant date fair value of the 2010 option awards was determined using the assumptions disclosed in our 2010 Annual Report on Form 10-K (Note 9 – Share-Based Payment Arrangements).

(2)
Drs. Goff and Scheinberg each received payment of $30,000 for services as scientific advisors for the year 2010. Commencing in 2010, each of Drs. Goff and Scheinberg receive a retainer fee of $30,000, reduced by paid attendance fees, for service on the Board’s Science and Technology Committee.

For their Board and committee service, our directors are entitled to receive:

•	$2,000 for attendance at each Board meeting (including a same-day committee) ($1,000 for attendance by telephone), and $500 for participation in each telephonic Board meeting;

•	$1,000 for attendance at each committee meeting not in conjunction with a Board meeting ($500 for telephonic participation);

•	$500 for each committee meeting held on the day after a Board meeting;

•	an annual retainer fee of $15,000 for Board service ($40,000 for service as Chair);

•
a fully-vested option to purchase 10,000 shares of common stock (40,000 shares in the case of the Chair) granted annually on the first business day of July with an exercise price equal to the fair market value as of the date of grant; and

•
an annual retainer fee of $10,000 for service as Audit Committee Chair (currently Ms. Williams), $2,500 for service as Compensation Committee Chair (currently Mr. Dalton) and $2,500 for service as Nominating and Corporate Governance Committee Chair (currently Mr. Charles Baker).

Stock option awards granted to directors for Board service during 2010 were made under our 2005 Stock Incentive Plan, as described in the CD&A. These non-qualified options generally vest on the date of grant, expire ten years from the grant date and have an exercise price equal to the closing price of our common stock on the date of grant (for the 2010 grant, $5.35 per share). The fair values were determined using the assumptions for calculating the expense amounts as set forth the notes to our consolidated financial statements included in our 2010 Annual Report on Form 10-K (Note 9 – Share-Based Payment Arrangements) and the closing stock prices on the dates of grant. The fair value per share, so calculated, of stock options granted on July 1, 2010 was $3.55.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2011, except as noted, regarding the beneficial ownership of the common stock by (i) each person or group known to us to be the beneficial owner of more than five percent of our common stock outstanding, (ii) each of our directors and executive officers and (iii) all of our directors and executive officers as a group.

	Shares Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number	Percent
Federated Investors, Inc.(3) Federated Investors Tower Pittsburgh, PA 15222-3779	6,672,374	20.0%
Paul Tudor Jones, II(4) 1275 King Street Greenwich, CT 06831	2,888,513	8.6%
Entities affiliated with Tudor Investment Corporation(5) 1275 King Street Greenwich, CT 06831	2,342,388	7.0%
BlackRock, Inc.(6) 40 East 52nd Street New York, NY 10022	1,983,102	5.9%
James E. Flynn(7) 780 Third Avenue, 37th Floor New York, NY 10017	1,974,281	5.9%
Charles A. Baker (8)	113,981	*
Mark R. Baker (9)	212,250	*
Kurt W. Briner (10)	233,000	*
Peter J. Crowley (11)	60,000	*
Mark F. Dalton (12)	2,552,388	7.5%
Stephen P. Goff (13)	158,500	*
Paul J. Maddon (14)	1,654,932	4.8%
David A. Scheinberg (15)	164,039	*
Nicole S. Williams (16)	65,000	*
Robert A. McKinney (17)	198,218	*
Robert J. Israel (18)	157,126	*
Benedict Osorio (19)	107,282	*
All directors and executive officers as a group (20)	5,646,716	15.9%
__________

*	Less than one percent.

(1)	If not otherwise specified, the address of each beneficial owner is c/o Progenics Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591.

(2)
With respect to our directors and executive officers, and except as indicated and pursuant to applicable community property laws, each stockholder possesses sole voting and investment power with respect to the shares of common stock listed. The number of shares of common stock beneficially owned includes the shares issuable pursuant to stock options held by the stockholder that are currently exercisable, i.e., within 60 days of March 31, 2011. Shares issuable upon exercise of these options are deemed outstanding for computing the percentage of beneficial ownership of the person holding the options but are not deemed outstanding for computing the percentage of beneficial ownership of any other person. None of the shares held by our directors and executive officers are pledged as collateral.

With respect to stockholders which are not affiliated with us, the percent reported is calculated by dividing (i) the number of shares reported by the stockholder in its Schedule 13G filing as described in the related note by (ii) the aggregate number of our common shares outstanding on March 31, 2011, and differs from the Percent of Class reported in the stockholder’s Schedule 13G; it assumes that the stockholder continued to own the number shares reported in its Schedule 13G on March 31, 2011.

(3)
Based on a Schedule 13G filed February 8, 2011, (i) Federated Investors, Inc. (“FII”) is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., which act as investment advisors to registered investment companies and separate accounts that own the shares reported, and (ii) all of FII’s outstanding voting stock is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees and who have collective voting control over FII.

(4)
Includes 2,342,388 shares beneficially owned by entities affiliated with Tudor Investment Corporation (TIC). Mr. Jones is the Co-Chairman and principal equity owner of TIC and Tudor Group Holdings LLC (TGH) and the Co-Chairman, Chief Investment Officer and indirect principal equity owner of Tudor Proprietary Trading, L.L.C. (TPT) and Tudor Global Trading LLC (TGT). Mr. Jones may be deemed to be the beneficial owner of shares beneficially owned, or deemed beneficially owned, by entities affiliated with TIC. Mr. Jones disclaims beneficial ownership of such shares. See Note (5).

(5)
The number of shares owned by entities affiliated with TIC consists of 1,820,068 shares held of record by The Tudor BVI Global Portfolio L.P., a limited partnership organized under the laws of the Cayman Islands (Tudor BVI), 287,813 shares held of record by TIC, 219,107 shares held of record by TPT, and 15,400 shares held of record by TGT. In addition, because TIC provides investment advisory services to Tudor BVI, it may be deemed to beneficially own the shares held by such entity. TIC disclaims beneficial ownership of such shares. TGH holds a majority of equity interests in TGT and indirectly holds a majority of the membership interests of TPT. TGH expressly disclaims beneficial ownership of the shares beneficially owned by each of such entities. The number set forth does not include shares owned of record by Mr. Jones and Mr. Dalton. See Notes (4) and (12).

(6)
Based on a Schedule 13G filed on January 21, 2011, BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors, LLC and BlackRock Investment Management, LLC acquired the securities reported.

(7)
Based on a Schedule 13G filed on November 16, 2010, (i) 754,289 of such shares are held by Deerfield Special Situations Fund, L.P., of which Deerfield Capital, L.P. (of which J.E. Flynn Capital LLC is General Partner) and J.E. Flynn Capital LLC are General Partners, (ii) 1,219,992 of such shares are held by Deerfield Special Situations Fund International Limited, (iii) James E. Flynn is authorized signatory of J.E. Flynn Capital LLC, Flynn Management LLC, General Partner of Deerfield Management Company, L.P., and Deerfield Special Situations Fund International Limited and (iv) the address of Deerfield Special Situations Fund International Limited is c/o Citi Hedge Fund Services (B.V.I.) Ltd., Bison Court, Columbus Centre, P.O. Box 3460, Road Town, Tortola, D8, British Virgin Islands.

(8)	Includes 21,481 shares owned by the Baker Family Limited Partnership and 92,500 shares issuable upon exercise of currently exercisable options.

(9)	Includes 29,750 shares outstanding, of which 3,333 are restricted shares subject to forfeiture, and 182,500 shares issuable upon exercise of currently exercisable options.

(10)	Includes 53,000 shares outstanding and 180,000 shares issuable upon exercise of currently exercisable options.

(11)	Consists of 60,000 shares issuable upon exercise of currently exercisable options.

(12)
Includes 78,500 shares held of record directly by Mr. Dalton and 85,000 shares issuable upon exercise of currently exercisable options held by Mr. Dalton. The number set forth also includes 2,342,388 shares beneficially owned by entities affiliated with TIC. Mr. Dalton is Chief Executive Officer and Co-Chairman and an equity owner of TIC and Co-Chairman, Chief Executive Officer and an equity owner of TGH. Mr. Dalton is also Co- Chairman, Chief Executive Officer and President and an indirect equity owner of TGT and TPT. Mr. Dalton disclaims beneficial ownership of shares beneficially owned, or deemed beneficially owned, by entities affiliated with TIC and DF Partners, except to the extent of his pecuniary interest therein. See Note (5).

(13)	Includes 66,000 shares outstanding and 92,500 shares issuable upon exercise of currently exercisable options.

(14)	Includes (i) 854,057 shares outstanding, of which 28,125 are restricted shares subject to forfeiture and (ii) 800,875 shares issuable upon exercise of currently exercisable options.

(15)	Includes 46,182 shares outstanding and 117,857 shares issuable upon exercise of currently exercisable options.

(16)	Includes 5,000 shares outstanding and 60,000 shares issuable upon exercise of currently exercisable options.

(17)	Includes 44,885 shares outstanding, of which 16,111 are restricted shares subject to forfeiture, and 153,333 shares issuable upon exercise of currently exercisable options.

(18)	Includes 43,377 shares outstanding, of which 14,555 are restricted shares subject to forfeiture, and 113,749 shares issuable upon exercise of currently exercisable options.

(19)	Includes 31,033 shares outstanding, of which 13,888 are restricted shares subject to forfeiture, and 76,249 shares issuable upon exercise of currently exercisable options.

(20)
Includes 3,632,153 shares outstanding, of which 76,012 are restricted shares subject to forfeiture, and 2,014,563 shares issuable upon exercise of currently exercisable options held by directors, NEOs and all other executive officers of the Company.

OTHER MATTERS

Certain Relationships and Related Transactions

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law for certain liabilities to which they may become subject as a result of their affiliation with us.

Our Code of Business Ethics and Conduct, which our Corporate Governance Guidelines make applicable to all directors and employees, including our CEO and CFO, requires all Progenics personnel to act in the best interests of the Company consistent with their duty of loyalty to it, including by avoiding situations and relationships that involve actual or potential conflicts of interest. Situations that could be perceived as conflicts of interest include related party transactions. The Code requires Progenics personnel who believe they are involved in or become aware of a potential conflict of interest to discuss the matter with the individual’s manager and our General Counsel. Our Audit Committee is required and empowered to meet with our management and independent auditors to review all related party transactions that would be required to be disclosed in our annual proxy statement for potential conflicts of interest situations and, on an ongoing basis, approve such transactions. The Audit Committee’s policy is to approve only those transactions that are in the best interests of our stockholders. In addition, our Nominating and Corporate Governance Committee is required and empowered to conduct any and all investigations into alleged violations of our Corporate Governance Guidelines or Code of Business Ethics and Conduct, and present the results of such investigations to our Board.

As required by SEC rules, we disclose in our Proxy Statement under this heading any relevant transactions. No such transactions occurred in 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of the reports under Section 16(a) of the Exchange Act and representations furnished to us with respect to the last fiscal year, we believe that each of the persons required to file such reports is in compliance with all applicable filing requirements. We continue to monitor the effectiveness of our policies and procedures designed to ensure compliance with Section 16 reporting requirements.

Transactions in Stock by Insiders

We have established stock transaction guidelines governing the way in which persons who may be considered insiders (directors, executive officers and certain key employees who we may designate from time to time) may effect transactions in shares of our common stock. From time to time, insiders may engage in transactions in our common stock in accordance with these guidelines pursuant to SEC Rule 144 or pre-arranged stock trading plans adopted in accordance with Rule 10b5-1 under the Exchange Act.

Rule 10b5-1 allows persons who may be considered insiders to establish written pre-arranged stock trading plans which are designed to enable the person to arrange for stock transactions to be executed by a third party (such as a broker) on his or her behalf without violating securities laws prohibiting trading on the basis of material, non-public information. The plans establish predetermined trading parameters (amount, price and date of transactions) that do not permit the person adopting the plan to exercise any subsequent influence over how, when or whether to effect trades. These plans also permit our insiders to gradually diversify their investment portfolios or increase their ownership interest in the Company and may minimize the market impact of stock trades by spreading them over an extended period of time.

Stockholder Proposals

SEC rules provide that certain stockholder proposals must be included in the Proxy Statement for our Annual Meeting. For a proposal to be considered for inclusion in next year’s Proxy Statement, it must be submitted in writing to our Corporate Secretary no later than December 29, 2011. If we receive notice after that date of a stockholder’s intent to present a proposal at our 2012 Annual Meeting, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

Householding of Proxy Materials

In order to reduce printing costs and postage fees and protect the environment, we mail only one copy of the Notice and/or the Annual Report and Proxy Statement to any one address, unless we receive contrary instructions from any stockholder at that address (known as “householding”).

We will deliver upon written or oral request a separate copy of the Notice and/or the Annual Report and Proxy Statement to any stockholder at a shared address to which a single copy of these materials was delivered. If you are a stockholder of record, you may contact us by writing c/o the Corporate Secretary at our corporate headquarters located at 777 Old Saw Mill River Road, Tarrytown, New York 10591 or by calling us at 914-789-2800. If you are a beneficial but not record owner, you can request additional copies, or you can request householding, by notifying your broker, bank or nominee.

Other Business

The Board knows of no other business to be acted upon at the meeting. If any other business properly comes before the meeting, however, it is the intention of the persons named in the enclosed Proxy Card to vote on such matters as recommended by the Board.

We will appreciate the prompt return of your Proxy, which will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the meeting, please follow the instructions on the Notice and submit your Proxy.

By order of the Board of Directors,

ROBERT A. MCKINNEY
Chief Financial Officer,
Senior Vice President,
Finance & Operations and Treasurer

Tarrytown, New York
April 26, 2011

Appendix A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
PROGENICS PHARMACEUTICALS, INC.
______________________________

Pursuant to Section 245 of the General Corporation Law of the State of Delaware, the undersigned hereby certifies as follows:

FIRST:                  The name of the corporation is Progenics Pharmaceuticals, Inc.

SECOND:             The original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on the 1st day of December, 1986.

THIRD:                 A resolution proposing this amendment and restatement of the Certificate of Incorporation has been duly (a) adopted by the Board of Directors of the corporation, such resolution setting forth such amendment and restatement and declaring its advisability in accordance with Sections 245 and 242 of the General Corporation Law of the State of Delaware, and (b) approved by the stockholders of the corporation in accordance with Section 242 of such Law.

FOURTH:             This amendment and restatement of the Certificate of Incorporation restates the provisions of the original Certificate of Incorporation as theretofore amended and supplemented and amends Article IV(A) thereof to be and read in its entirety as set forth below.

FIFTH:                   The text of the Certificate of Incorporation of Progenics Pharmaceuticals, Inc. is hereby amended and restated, as follows:

ARTICLE I

The name of the corporation is PROGENICS PHARMACEUTICALS, INC.

ARTICLE II

The corporation’s registered office is located at 229 South State Street, in the City of Dover, in the County of Kent, in the State of Delaware. The name of its registered agent at that address is the United States Corporation Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

(A)           Total Number of Shares of Stock. The total number of shares of stock of all classes that the Corporation shall have authority to issue is two hundred million (200,000,000) shares. The authorized capital stock is divided into twenty million (20,000,000) Preferred Shares of the par value $.001 each and one hundred eighty million (180,000,000) shares of Common Stock of the par value of $.0013 each. Subject to all of the rights of the Preferred Shares provided for by resolution or resolutions of the Board of Directors pursuant to this Article IV or by the General Corporation Law of Delaware, the holders of Common Stock shall have full voting powers on all matters requiring stockholder action, each share of such Common Stock being entitled to one vote, and have equal rights of participation in the dividends and assets of the Corporation.

(B)           Preferred Shares. The Preferred Shares may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series, adopted by the Board of Directors as hereinafter provided.

(1)
Authority is hereby expressly granted to the Board of Directors of the Corporation, subject to the provisions of this Article IV and to the limitations prescribed by the General Corporation Law of Delaware, to authorize the issue of one or more series of Preferred Shares, and with respect to each such series to fix by resolution or resolutions providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(a)	The designation of such series;

(b)
The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relationship which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

(c)	Whether the shares of such series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(d)	The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(e)
Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the Corporation, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(f)	The extent, if any, to which the holders of shares of such series shall be entitled to vote with respect to the election of directors or otherwise;

(g)	The restrictions, if any, on the issue or reissue of any additional Preferred Shares;

(h)
The rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of, or upon the distribution of the assets of, the Corporation; and

(i)	Any other rights, preferences or limitations of the shares of such series consistent with the provisions hereof governing the Preferred Shares.

ARTICLE V

The By-Laws of the corporation may be made, altered, amended, changed, added to or repealed by the Board of Directors without the assent or vote of the stockholders. Elections of directors need not be by ballot unless the By-Laws so provide.

ARTICLE VI

The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of §102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

ARTICLE VII

The corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

ARTICLE VIII

          The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by the Corporation, as of the ___ day of ____, 2011.

PROGENICS PHARMACEUTICALS, INC.
By: _____________________________
Name: Mark R. Baker
Title: Chief Executive Officer

APPENDIX B

PROGENICS PHARMACEUTICALS, INC.
2005 STOCK INCENTIVE PLAN

(Effective as of              )

1.	PURPOSE

The purpose of the Progenics Pharmaceuticals, Inc. 2005 Stock Incentive Plan is to further align the interests of employees, officers, non-employee directors and other individual service providers with those of the stockholders by providing incentive compensation opportunities tied to the performance of the Common Stock and by promoting increased ownership of the Common Stock by such individuals.  The Plan is also intended to advance the interests of the Company and its stockholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.

2.	DEFINITIONS

Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

(a)	Award means an award of a Stock Option, Stock Appreciation Right, Restricted Stock Award, Stock Unit Award, Stock Award or Performance Award granted under the Plan.
(b)	Award Agreement means a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award.
(c)	Board means the Board of Directors of the Company.
(d)	Change in Control shall have the meaning set forth in Section 13.2 hereof.
(e)	Code means the Internal Revenue Code of 1986, as amended.
(f)	Committee means the Compensation Committee of the Board or a successor thereof, or any other committee of the Board appointed by the Board to administer the Plan from time to time.
(g)	Common Stock means the Company’s Common Stock, par value $.0013 per share.
(h)	Company means Progenics Pharmaceuticals, Inc., a Delaware corporation.
(i)	Date of Grant means the date on which an Award under the Plan is granted by the Committee, or such later date as the Committee may specify to be the effective date of an Award.
(j)	Disability means a Participant being considered “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, unless otherwise provided in an Award Agreement.
(k)
Eligible Person means any person who is an employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary, as determined by the Committee, or any person who is determined by the Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary.

(l)	Exchange Act means the Securities Exchange Act of 1934, as amended.
(m)
Fair Market Value with respect to the value of a share of Common Stock as of a particular day, shall mean the last reported sale price (as reported on the NASDAQ) of the Common Stock on such day (unless such day is not a trading day, in which case, on the last trading day immediately preceding such day on which the Common Stock is traded on the NASDAQ).  If the Common Stock is not listed on the NASDAQ, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate, taking into account to the extent necessary the requirements of Section 409A of the Code.

(n)	Incentive Stock Option means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of section 422 of the Code and the regulations promulgated thereunder.
(o)	NASDAQ means The Nasdaq Stock Market’s National Market.
(p)	Nonqualified Stock Option means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.
(q)	Participant means any Eligible Person who holds an outstanding Award under the Plan.

(r)
Performance Awards means an Award under Section 11 hereof entitling a Participant to a payment in cash at the end of a performance period, if the performance and other conditions established by the Committee are satisfied.

(s)	Plan means this Progenics Pharmaceuticals, Inc. 2005 Stock Incentive Plan as amended herein, and as may be amended from time to time, effective as provided in Section 15.1 hereof.
(t)
Restricted Stock Award means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions and such other conditions as are set forth in the Plan and the applicable Award Agreement.

(u)	Section 162(m) Award means any Award that is intended to qualify for the “performance-based” compensation exception under section 162(m) of the Code and the regulations promulgated thereunder.
(v)	Service means a Participant’s employment or other service relationship with the Company or any Subsidiary.
(w)
Stock Appreciation Right means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, representing the difference between the base price per share of the right and the Fair Market Value of a share of Common Stock at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

(x)
Stock Award means a grant of shares of Common Stock to an Eligible Person under Section 10 hereof entitling a Participant to shares of Common Stock that are issued free of transfer restrictions and forfeiture conditions.

(y)
Stock Option means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

(z)
Stock Unit Award means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

(aa)
Subsidiary means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company, or any other affiliate of the Company that is so designated, from time to time, by the Committee; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

3.	ADMINISTRATION

Section 3.1                      Committee Members.  The Plan shall be administered by a Committee comprised of no fewer than two members of the Board.  It is intended that each Committee member shall satisfy the requirements for (i) an “independent director” under rules adopted by the NASDAQ, (ii) a “nonemployee director” for purposes of such Rule 16b-3 under the Exchange Act and (iii) an “outside director” under section 162(m) of the Code.  No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award hereunder.

Section 3.2                      Committee Authority.  The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan.  Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award.  Subject to the terms of the Plan, the Committee shall have the authority to amend the terms of an Award in any manner that is not inconsistent with the Plan, provided that no such action shall adversely affect the rights of a Participant with respect to an outstanding Award without the Participant’s consent.  The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement hereunder.  The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan.  The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated.  The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select.  All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

Section 3.3                      Delegation of Authority.  The Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant Awards under the Plan, subject to the requirements of section 157(c) of the Delaware General Corporation Law (or any successor provision) and such other limitations as the Committee shall determine.  In no event shall any such delegation of authority be permitted with respect to Awards to any members of the Board or to any Eligible Person who is subject to Rule 16b-3 under the Exchange Act or who is a covered employee under section 162(m) of the Code.  The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing ministerial functions under the Plan.  In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose.  Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

Section 3.4                      Grants to Non-Employee Directors.  Any Awards or formula for granting Awards under the Plan made to non-employee directors shall be approved by the Board.  With respect to awards granted to such directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board, and all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to the Board for such purpose.

4.	SHARES SUBJECT TO THE PLAN

Section 4.1                      Share Limitation.  Subject to adjustment pursuant to Section 4.2 hereof, the maximum aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be 7,450,000 shares.  Shares of Common Stock issued under the Plan may be either authorized but unissued shares or shares held in the Company’s treasury.  Shares of Common Stock subject to Awards of Stock Options or Stock Appreciation Rights that are settled in Common Stock shall be counted against the maximum share limitations of this Section 4.1 as one share of Common Stock for every share of Common Stock subject thereto, regardless of the number of shares of Common Stock actually issued to settle the Stock Option or Stock Appreciation Right upon exercise.  Shares of Common Stock subject to Awards of Restricted Stock Awards, Stock Unit Awards, Stock Awards, or share-based Performance Awards, if any, shall be counted against the maximum share limitations of this Section 4.1 as 1.2 shares of Common Stock for every share of Common Stock subject thereto.  To the extent that any Award under the Plan payable in shares of Common Stock is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates, in whole or in part, without payment being made thereunder, the shares of Common Stock remaining subject thereto at the time of such forfeiture, cancellation, return or other termination will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations.  Awards under the Plan that are settled in cash and not in shares of Common Stock shall not be counted against the foregoing maximum share limitations.  Shares that are withheld from an Award by the Participant in payment of the exercise or purchase price or separately surrendered by the Participant, or taxes relating to such an Award shall be deemed to constitute delivered shares and will not be available for future Awards under the Plan.

Section 4.2                      Adjustments.  If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the Common Stock, the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in (i) the maximum numbers and kind of shares provided in Section 4.1 hereof, (ii) the maximum numbers and kind of shares or units set forth in Sections 6.1, 7.1, 8.1, 9.1 and 10.1 hereof, (iii) the numbers and kind of shares of Common Stock, units, or other rights subject to then outstanding Awards, (iv) the price for each share or unit or other right subject to then outstanding Awards, (v) the performance measures or goals relating to an Award and (vi) any other terms of an Award that are affected by the event to prevent dilution or enlargement of a Participant’s rights under an Award. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of section 424(a) of the Code.

5.	PARTICIPATION AND AWARDS

Section 5.1                      Designation of Participants.  All Eligible Persons are eligible to be designated by the Committee to receive Awards and become Participants under the Plan.  The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares of Common Stock or units subject to Awards granted under the Plan.  In selecting Eligible Persons to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

Section 5.2                      Determination of Awards.  The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof.  An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem or in the alternative.  In the case of any fractional share or unit resulting from the grant, vesting, payment or crediting of dividends or dividend equivalents under an Award, the Committee shall have the discretionary authority to (i) disregard such fractional share or unit, (ii) round such fractional share or unit to the nearest lower or higher whole share or unit, or (iii) convert such fractional share or unit into a right to receive a cash payment.  To the extent deemed necessary by the Committee, an Award shall be evidenced by an Award Agreement as described in Section 14.1 hereof.

6.	STOCK OPTIONS

Section 6.1                      Grant of Stock Option.  A Stock Option may be granted to any Eligible Person selected by the Committee.  Subject to the provisions of Section 6.7 hereof and section 422 of the Code, each Stock Option shall be designated, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option. The maximum number of shares of Common Stock that may be subject to Stock Options granted to any Participant during any calendar year shall be limited to 750,000 shares (subject to adjustment as provided in Section 4.2 hereof).

Section 6.2                      Exercise Price.  The exercise price per share of a Stock Option shall not be less than 100 percent of the Fair Market Value of the shares of Common Stock on the Date of Grant, provided that the Committee may in its discretion specify for any Stock Option an exercise price per share that is higher than the Fair Market Value on the Date of Grant.

Section 6.3                      Vesting of Stock Options.  The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable.  The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion.  The Committee may, in its discretion, accelerate the vesting or exercisability of any Stock Option at any time.

Section 6.4                      Term of Stock Options.  The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised, provided that the maximum term of a Stock Option shall be ten years from the Date of Grant.  A Stock Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Service with the Company or any Subsidiary, including by reason of voluntary resignation, death, Disability, termination for cause or any other reason.  Except as otherwise provided in this Section 6 or in an Award Agreement, no Stock Option may be exercised at any time during the term thereof unless the Participant is then in the Service of the Company or one of its Subsidiaries.

Section 6.5                      Stock Option Exercise; Tax Withholding.  Subject to such terms and conditions as shall be specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price therefor and applicable withholding tax.  Payment of the exercise price shall be made in the manner set forth in an Award Agreement, unless otherwise provided by the Committee: (i) in cash or by cash equivalent acceptable to the Committee; (ii) by payment in shares of Common Stock that have been held by the Participant for at least six months (or such period as the Committee may deem appropriate for accounting purposes or otherwise), valued at the Fair Market Value of such shares on the date of exercise; (iii) through an open-market broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price; (iv) by a combination of the foregoing methods; or (v) by such other method as may be approved by the Committee and set forth in an Award Agreement.  In addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax, employment tax and other amounts required to be withheld in connection with such exercise, payable under such of the methods described above for the payment of the exercise price as may be approved by the Committee and set forth in an Award Agreement.

Section 6.6                      Limited Transferability of Nonqualified Stock Options.  All Stock Options shall be nontransferable except (i) upon the Participant’s death, in accordance with Section 14.3 hereof or (ii) in the case of Nonqualified Stock Options only, for the transfer of all or part of the Stock Option to a Participant’s “family member” (as defined for purposes of the Form S-8 registration statement under the Securities Act of 1933), or as otherwise permitted by the Committee, in each case as may be approved by the Committee in its discretion at the time of proposed transfer.  The transfer of a Nonqualified Stock Option may be subject to such terms and conditions as the Committee may in its discretion impose from time to time.  Subsequent transfers of a Nonqualified Stock Option shall be prohibited other than in accordance with Section 14.3 hereof.

Section 6.7                      Additional Rules for Incentive Stock Options.

(i)	Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee under Treasury Regulation §1.421-7(h) of the Company or any Subsidiary.
(ii)
Annual Limits.  No Incentive Stock Option shall be granted to an Eligible Person as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any Subsidiary would exceed $100,000, determined in accordance with section 422(d) of the Code.  This limitation shall be applied by taking Incentive Stock Options into account in the order in which granted.

(iii)
Ten Percent Stockholders.  If a Stock Option granted under the Plan is intended to be an Incentive Stock Option, and if the Participant, at the time of grant, owns stock possessing ten percent or more of the total combined voting power of all classes of Common Stock of the Company or any Subsidiary, then (A) the Stock Option exercise price per share shall in no event be less than 110 percent of the Fair Market Value of the Common Stock on the date of such grant and (B) such Stock Option shall not be exercisable after the expiration of five years following the date such Stock Option is granted.

(iv)
Termination of Employment.  An Award of an Incentive Stock Option may provide that such Stock Option may be exercised not later than 3 months following termination of employment of the Participant with the Company and all Subsidiaries, or not later than one year following death or a permanent and total disability within the meaning of section 22(e)(3) of the Code, as and to the extent determined by the Committee to comply with the requirements of section 422 of the Code.

(v)
Other Terms and Conditions; Nontransferability.  Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under section 422 of the Code.  An Award Agreement for an Incentive Stock Option may provide that such Stock Option shall be treated as a Nonqualified Stock Option to the extent that certain requirements applicable to “incentive stock options” under the Code shall not be satisfied.  An Incentive Stock Option shall by its terms be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

(vi)
Disqualifying Dispositions.  If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

Section 6.8                      Repricing of Stock Options Prohibited.  Subject to the anti-dilution adjustment provisions contained in Section 4.2 hereof, without the prior approval of the Company’s stockholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of a Stock Option that would have the effect of reducing the exercise price of such a Stock Option previously granted under the Plan, or otherwise approve any modification to such a Stock Option that would be treated as a “repricing.”

7.	STOCK APPRECIATION RIGHTS

Section 7.1                      Grant of Stock Appreciation Rights.  A Stock Appreciation Right may be granted to any Eligible Person selected by the Committee.  Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event.  The maximum number of shares of Common Stock that may be subject to Stock Appreciation Rights granted to any Participant during any calendar year shall be limited to 750,000 shares (subject to adjustment as provided in Section 4.2 hereof).

Section 7.2                      Freestanding Stock Appreciation Rights.  A Stock Appreciation Right may be granted without any related Stock Option.  The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested and/or exercisable.  The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the continued Service of a Participant with the Company or a Subsidiary for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion.  A Stock Appreciation Right will be exercisable or payable at such time or times as determined by the Committee, provided that the maximum term of a Stock Appreciation Right shall be ten years from the Date of Grant.  The Committee may, in its discretion, accelerate the vesting or exercisability of any Stock Appreciation Right at any time.  The base price of a Stock Appreciation Right granted without any related Stock Option shall be determined by the Committee in its sole discretion; provided, however, that the base price per share of any such freestanding Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the shares of Common Stock on the Date of Grant.

Section 7.3                      Tandem Stock Option/Stock Appreciation Rights.  A Stock Appreciation Right may be granted in tandem with a Stock Option, either at the time of grant or at any time thereafter during the term of the Stock Option.  A tandem Stock Option/Stock Appreciation Right will entitle the holder to elect, as to all or any portion of the number of shares subject to the Award, to exercise either the Stock Option or the Stock Appreciation Right, resulting in the reduction of the corresponding number of shares subject to the right so exercised as well as the tandem right not so exercised.  A Stock Appreciation Right granted in tandem with a Stock Option hereunder shall have a base price per share equal to the per share exercise price of the Stock Option, will be vested and exercisable at the same time or times that a related Stock Option is vested and exercisable, and will expire no later than the time at which the related Stock Option expires.

Section 7.4                      Payment of Stock Appreciation Rights.  A Stock Appreciation Right will entitle the holder, upon exercise or other payment of the Stock Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise or payment of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised or paid.  Payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise or payment, in cash, or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements.

Section 7.5                      Repricing of Stock Appreciation Rights Prohibited.  Subject to the anti-dilution adjustment provisions contained in Section 4.2 hereof, without the prior approval of the Company’s stockholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of a Stock Appreciation Right that would have the effect of reducing the base price of such a Stock Appreciation Right previously granted under the Plan, or otherwise approve any modification to such a Stock Appreciation Right that would be treated as a “repricing.”

8.           RESTRICTED STOCK AWARDS

Section 8.1                      Grant of Restricted Stock Awards.  A Restricted Stock Award may be granted to any Eligible Person selected by the Committee.  The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award.  The Committee may grant Restricted Stock Awards that are Section 162(m) Awards, as well as Restricted Stock Awards that are not Section 162(m) Awards.  The maximum number of shares of Common Stock that may be subject to Restricted Stock Awards granted to a Participant during any one calendar year shall be limited to 250,000 shares (subject to adjustment as provided in Section 4.2 hereof).

Section 8.2                      Vesting Requirements.  The restrictions imposed on shares of Common Stock granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement.  The requirements for vesting of a Restricted Stock Award may be based on the continued Service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion.  The Committee may, in its discretion, accelerate the vesting of a Restricted Stock Award at any time.  In the case of any Restricted Stock Award that is a Section 162(m) Award, any such performance-based vesting requirements shall be based upon the performance criteria identified in Section 12.2 hereof, and the terms of the Award shall otherwise comply with the requirements described in Section 12.3 hereof.  If the vesting requirements of a Restricted Stock Award shall not be satisfied, the Award shall be forfeited and the shares of Common Stock subject to the Award shall be returned to the Company.  In the event that the Participant paid any purchase price with respect to such forfeited shares, unless otherwise provided by the Committee in an Award Agreement, the Company will refund to the Participant the lesser of (i) such purchase price and (ii) the Fair Market Value of such shares on the date of forfeiture.

Section 8.3                      Restrictions.  Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee.  Failure to satisfy any applicable restrictions shall result in the shares subject to the Restricted Stock Award being forfeited and returned to the Company.  In the event that the Participant paid any purchase price with respect to such forfeited shares, unless otherwise provided by the Committee in an Award Agreement, the Company will refund to the Participant the lesser of (i) such purchase price and (ii) the Fair Market Value of such shares on the date of forfeiture.  The Committee may require in an Award Agreement that certificates representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

Section 8.4                      Rights as Stockholder.  Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant shall have all rights of a stockholder with respect to the shares granted to the Participant under a Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock Award is granted.  The Committee may provide in an Award Agreement for the payment of dividends and distributions to the Participant at such times as paid to stockholders generally or at the times of vesting or other payment of the Restricted Stock Award.

Section 8.5                      Section 83(b) Election.  If a Participant makes an election pursuant to section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within 30 days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under section 83 of the Code.  The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under section 83(b) of the Code.

9.           STOCK UNIT AWARDS

Section 9.1                      Grant of Stock Unit Awards.  A Stock Unit Award may be granted to any Eligible Person selected by the Committee.  The value of each stock unit under a Stock Unit Award is equal to the Fair Market Value of the Common Stock on the applicable date or time period of determination, as specified by the Committee. The Committee may grant Stock Unit Awards that are Section 162(m) Awards, as well as Stock Unit Awards that are not Section 162(m) Awards.  The maximum number of units that may be subject to Stock Unit Awards granted to a Participant during any one calendar year shall be limited to 250,000 units (subject to adjustment as provided in Section 4.2 hereof).  A Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall determine.  A Stock Unit Award may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Committee in its discretion.

Section 9.2                      Vesting of Stock Unit Awards.  On the Date of Grant, the Committee shall, in its discretion, determine any vesting requirements with respect to a Stock Unit Award, which shall be set forth in the Award Agreement.  The requirements for vesting of a Stock Unit Award may be based on the continued Service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion.  The Committee may, in its discretion, accelerate the vesting of a Stock Unit Award at any time.  In the case of any Stock Unit Award that is a Section 162(m) Award, any such performance-based vesting requirements shall be based upon the performance criteria identified in Section 12.2 hereof, and the terms of the Award shall otherwise comply with the requirements described in Section 12.3 hereof.  A Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date as may be determined by the Committee or elected by the Participant in accordance with the rules established by the Committee.

Section 9.3                      Payment of Stock Unit Awards.  A Stock Unit Award shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award.  Payment of a Stock Unit Award may be made, at the discretion of the Committee, in cash or in shares of Common Stock, or in a combination thereof, subject to applicable tax withholding requirements.  Any cash payment of a Stock Unit Award shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Committee.  In the case of a Participant who is a “specified employee” as defined in Section 409A of the Code at the time of any payment of a Stock Unit Award upon the Participant’s termination of Service, the payments under the Stock Unit Award shall be deferred until the date that is six months following the Participant’s termination of Service to the extent necessary to comply with Section 409A of the Code, with the terms of such deferral and payment to be made in the manner determined by the Committee and set forth in the Award Agreement.

Section 9.4                      No Rights as Stockholder.  The Participant shall not have any rights as a stockholder with respect to the shares subject to a Stock Unit Award until such time as shares of Common Stock are delivered to the Participant pursuant to the terms of the Award Agreement.

10.           STOCK AWARDS

Section 10.1                      Grant of Stock Awards.  A Stock Award may be granted to any Eligible Person selected by the Committee.  A Stock Award may be granted for past services, in lieu of bonus or other cash compensation, as directors’ compensation or for any other valid purpose as determined by the Committee.  A Stock Award granted to an Eligible Person represents shares of Common Stock that are issued free of restrictions on transfer and free of forfeiture conditions and to which such Eligible Person is entitled all incidents of ownership, except as otherwise provided in the Plan and the Award Agreement.  The Committee may, in connection with any Stock Award, require the payment of a specified purchase price.  The Committee may grant Stock Awards that are Section 162(m) Awards, as well as Stock Awards that are not Section 162(m) Awards.  The maximum number of shares of Common Stock that may be subject to Stock Awards granted to a Participant during any one calendar year shall be limited to 250,000 shares (subject to adjustment as provided in Section 4.2 hereof).

Section 10.2                      Rights as Stockholder.  Subject to the foregoing provisions of this Section 10 and the applicable Award Agreement, upon the issuance of the shares of Common Stock under a Stock Award, the Participant shall have all rights of a stockholder with respect to the shares of Common Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

11.          PERFORMANCE AWARDS

Section 11.1                      Grant of Performance Awards.  The Committee may grant Performance Awards under the Plan, which shall represent the right to receive a payment in cash if performance goals established by the Committee for a performance period are satisfied.  The Committee may grant Performance Awards that are Section 162(m) Awards, as well as Performance Awards that are not Section 162(m) Awards.  At the time a Performance Award is granted, the Committee shall determine, in its sole discretion, the applicable performance period and performance goals to be achieved during the performance period, as well as such other conditions as the Committee deems appropriate.  The Committee may also determine a target payment amount or a range of payment amounts for each Award.  The performance goals applicable to a Performance Award grant may be subject to adjustments as the Committee shall deem appropriate to reflect significant unforeseen events, such as changes in law, accounting practices or unusual or nonrecurring items or occurrences.  The Committee’s authority to make such adjustments shall be subject to such limitations as the Committee deems appropriate in the case of a Performance Award that is a Section 162(m) Award.  In the case of any Performance Award that is a Section 162(m) Award, performance goals shall be based upon the performance criteria identified in Section 12.2 hereof, and the terms of the Award shall otherwise comply with the requirements described in Section 12.3 hereof.  The maximum amount of cash compensation that may be paid to a Participant during any one calendar year under Performance Awards shall be $1 million.

Section 11.2                      Payment of Performance Awards.  At the end of the performance period, the Committee shall determine the extent to which performance goals have been attained, or a degree of achievement between minimum and maximum levels, in order to establish the level of payment to be made, if any.  Payments of Performance Awards shall generally be made as soon as practicable following the end of the performance period, subject to any tax withholding requirements.  In the case of a Participant who is a “specified employee” as defined in Section 409A of the Code at the time of any payment of a Performance Award upon the Participant’s termination of Service, the payments under the Performance Award shall be deferred until the date that is six months following the Participant’s termination of Service to the extent necessary to comply with Section 409A of the Code, with the terms of such deferral and payment to be made in the manner determined by the Committee and set forth in the Award Agreement.

12.          SECTION 162(M) AWARDS

Section 12.1                      Awards.  Awards of Stock Options and Stock Appreciation Rights granted under the Plan are intended by their terms to qualify as Section 162(m) Awards.  Restricted Stock Awards, Stock Unit Awards, Stock Awards and Performance Awards granted under the Plan may qualify as Section 162(m) Awards if the Awards are granted or become payable or vested based upon pre-established performance goals in accordance with this Section 12.

Section 12.2                      Performance Criteria.  In the case of a Restricted Stock Award, Stock Unit Award, Stock Award or Performance Award that is intended to be a Section 162(m) Award, the performance criteria upon which the grant, payment or vesting may be based shall be limited to one or more of the following performance measures, which may be applied with respect to the Company, any Subsidiary or any business unit: (i) total stockholder return; (ii) stock price increase; (iii) return on equity; (iv) return on capital; (v) return on investment; (vi) earnings per share, diluted or basic; (vii) EBIT (earnings before interest and taxes); (viii) EBITDA (earnings before interest, taxes, depreciation and amortization); (ix) cash flow (including operating cash flow, free cash flow, discounted cash flow, and cash flow in excess of costs of capital); (x) net or gross revenue; (xi) operating expenses; (xii) gross or operating margin; (xiii) execution of a corporate collaboration agreement relating to a product candidate of the Company; (xiv) acceptance by the U.S. Food and Drug Administration (“FDA”) or a comparable foreign regulatory authority of a final New Drug Application, a Biologic License Application or similar document; (xv) approval for marketing of a product candidate of the Company by the FDA or a comparable foreign regulatory authority; (xvi) obtaining a specified level of financing for the Company, as determined by the Committee, including through government grants (or similar awards) and the issuance of securities; and (xvii) commencement of a particular stage of clinical trials for a product candidate of the Company.  The foregoing performance criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any items specified by the Committee, including but not limited to any or all of the following items: discontinued operations, extraordinary, unusual or non-recurring items, effects of accounting changes, effects of currency or interest rate fluctuations, effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities), changes in tax rates, expenses for restructuring or productivity initiatives, litigation losses, non-operating items, effects of acquisitions or divestitures and changes of law or regulation affecting the Company’s business.  The foregoing performance measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years, or related to other companies or indices, or as ratios expressing relationships between two or more performance measures.  In the case of Awards that are not Section 162(m) Awards, the Committee may designate performance criteria from among the foregoing or such other performance criteria as it shall determine in its sole discretion.

Section 12.3                      Section 162(m) Requirements.  In the case of a Restricted Stock Award, Stock Unit Award, Stock Award or Performance Award that is intended to be a Section 162(m) Award, the Committee shall make such determinations with respect to an Award as required by section 162(m) of the Code within 90 days after the beginning of the performance period (or such other time period as is required under section 162(m) of the Code).  As and to the extent required by section 162(m) of the Code, the terms of an Award that is a Section 162(m) Award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the Award, and must preclude discretion to increase the amount of compensation payable under the terms of the Award (but may allow the Committee discretion to decrease the amount of compensation payable).

13.          CHANGE IN CONTROL

Section 13.1                      Effect of Change in Control.  The Committee may, at the time of the grant of an Award and as set forth in an Award Agreement, provide for the effect of a “Change in Control” on an Award.  Such provisions may include any one or more of the following: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (ii) the elimination or modification of performance or other conditions related to the payment or other rights under an Award, (iii) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (iv) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control.  To the extent necessary for compliance with Section 409A of the Code, an Award Agreement shall provide that an Award subject to the requirements of Section 409A that would otherwise become payable upon a Change in Control shall only become payable to the extent that the requirements for a “change in control” for purposes of Section 409A have been satisfied.

Section 13.2                      Definition of Change in Control.  For purposes of the Plan, unless otherwise defined in an Award Agreement, a “Change in Control” shall be deemed to have occurred upon:

(i)
a change in the composition of the Board such that during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (ii) or (iii) of this Section 13.2) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof;

(ii)
the consummation of  a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving corporation in such transaction, in which outstanding shares of Common Stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing more than 50% of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation, or (B) other securities (of either the Company or another company) or cash or other property;

(iii)
any “Person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), except that such term shall not include (A) the Company, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, who is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 30% or more of the voting power of all capital stock thereof outstanding, excluding any Person who is an officer or director of the Company or who becomes such a Beneficial Owner in connection with a transaction described in clause (ii) of this Section 13.2; or

(iv)	the consummation of (A) the sale or other disposition of all or substantially all of the assets of the Company, or (B) a complete liquidation or dissolution of the Company.

14.          GENERAL PROVISIONS

Section 14.1                      Award Agreement.  To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock or units subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award.  The Award Agreement may also set forth the effect on an Award of termination of Service under certain circumstances.  The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan.  Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of section 422 of the Code.  The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement.  The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time.

Section 14.2                      Forfeiture Events/Representations.  The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events shall include, but shall not be limited to, termination of Service for cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company.  The Committee may also specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be conditioned upon the Participant making a representation regarding compliance with noncompetition, confidentiality or other restrictive covenants that may apply to the Participant and providing that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment on account of a breach of such representation.

Section 14.3                      No Assignment or Transfer; Beneficiaries.  Except as provided in Section 6.6 hereof, Awards under the Plan shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge.  Notwithstanding the foregoing, the Committee may provide in an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death.  During the lifetime of a Participant, an Award shall be exercised only by such Participant or such Participant’s guardian or legal representative.  In the event of a Participant’s death, an Award may, to the extent permitted by the Award Agreement, be exercised by the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by the legatee of such Award under the Participant’s will or by the Participant’s estate in accordance with the Participant’s will or the laws of descent and distribution, in each case in the same manner and to the same extent that such Award was exercisable by the Participant on the date of the Participant’s death.

Section 14.4                      Deferrals of Payment.  The Committee may in its discretion permit a Participant to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award.  If any such deferral is to be permitted by the Committee, the Committee shall establish rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

Section 14.5                      Rights as Stockholder.  A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities.  Except as provided in Section 4.2 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights.

Section 14.6                      Employment or Service.  Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or Participant any right to continue in the Service of the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or Participant for any reason at any time.

Section 14.7                      Securities Laws.  No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met.  As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements.  The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.  The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares.

Section 14.8                      Tax Withholding.  The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award.  The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award.

Section 14.9                      Unfunded Plan.  The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement.  Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan.  Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

Section 14.10                                Other Compensation and Benefit Plans.  The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of stock incentive or other compensation or benefit program for employees of the Company or any Subsidiary.  The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or any Subsidiary, including, without limitation, under any bonus, pension, profit-sharing, life insurance, salary continuation or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

Section 14.11                                Plan Binding on Transferees.  The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries.

Section 14.12                                Severability.  If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

Section 14.13                                Foreign Jurisdictions.  The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws.  The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.

Section 14.14                                Substitute Awards in Corporate Transactions.  Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity.  Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person.  The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose.  Any shares of Common Stock subject to these substitute Awards shall not be counted against any of the maximum share limitations set forth in the Plan.

Section 14.15                                Governing Law.  The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

Section 14.                       Section 409A Compliance.  To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code, and the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code.  In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code, the Committee shall have the authority to take such actions and to make such interpretations or changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements, provided that the Committee shall act in a manner that is intended to preserve the economic value of the Award to the Participant.  Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of termination of Service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is six months following the Participant’s termination of Service (or such other period as required to comply with Section 409A).

15.          EFFECTIVE DATE; AMENDMENT AND TERMINATION

Section 15.1                      Effective Date.  The Plan became effective following its adoption by the Board and its approval by the Company’s stockholders on the date of the 2005 Annual Meeting of Stockholders.  The term of the Plan shall be ten (10) years from the date of such adoption by the Board, subject to Section 15.3 hereof.  The Plan as amended and restated herein became effective following its adoption by the Board and its approval by the Company’s stockholders on the date of the 2007 Annual Meeting of Stockholders.

Section 15.2                      Amendment.  The Board may at any time and from time to time and in any respect, amend or modify the Plan.  The Board may seek the approval of any amendment or modification by the Company’s stockholders to the extent it deems necessary or advisable in its discretion for purposes of compliance with section 162(m) or section 422 of the Code, the listing requirements of the NASDAQ or other exchange or securities market or for any other purpose.  No amendment or modification of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.  Notwithstanding the foregoing and notwithstanding anything to the contrary in the Plan, the Board may amend the Plan and any outstanding Award Agreement solely to comply with any new regulations or other guidance from the Internal Revenue Service under section 409A of the Code without the consent of the Participant or the permitted transferee of the Award.

Section 15.3                      Termination.  The Plan shall terminate on April 4, 2015, which is the date immediately preceding the tenth anniversary of the date of the Plan’s adoption by the Board.  The Board may, in its discretion and at any earlier date, terminate the Plan.  Notwithstanding the foregoing, no termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

PROGENICS PHARMACEUTICALS, INC.
777 OLD SAW MILL RIVER ROAD
TARRYTOWN, NY 10591

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Vote Processing, c/o Broadridge, 51 Mercedes Way,
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VOTE IN PERSON
Attend the Annual Shareholders Meeting at 10:00AM EDT on Wednesday, June 8, 2011.
The Landmark at Eastview
Rockland Room
777 Old Saw Mill River Road
Tarrytown, NY 10591

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS
FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PROGENICS PHARMACEUTICALS, INC.
The Board of Directors recommends you vote FOR the Nominees named below:

1. Election of Directors

NOMINEES:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐
01) Peter J. Crowley
02) Paul J. Maddon
03) Charles A. Baker
04) Mark R. Baker
05) Kurt W. Briner
06) Mark F. Dalton
07) Stephen P. Goff
08) David A. Scheinberg
09) Nicole S. Williams

The Board of Directors recommends you vote FOR the following proposal:
	For	Against	Abstain
2. Approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this year's Proxy Statement.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:
	3 Years	2 Years	1 Year	Abstain
3. Indication, on an advisory basis, of stockholder preference for the frequency of stockholder advisory votes on compensation of named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:
	For	Against	Abstain
4. Approval of an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 40 million to 180 million.	☐	☐	☐

5. Approval of an amendment to the Company’s 2005 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder from 5,450,000 to 7,450,000.	☐	☐	☐

6. Ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for 2011.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign.
If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
The Notice of Meeting & Proxy Statement, Form 10-K Wrap is/are available at www.proxyvote.com

PROGENICS PHARMACEUTICALS, INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 8, 2011 - 10:00AM THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned(s) hereby appoint(s) Mark R. Baker and Robert A. McKinney, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PROGENICS PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00AM EDT on June 8, 2011, at The Landmark at Eastview, 777 Old Saw Mill River Road, Tarrytown, NY 10591, Rockland Room, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

(Continued and to be signed on the reverse side)